Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

UNITED REFINING ENERGY CORP.,

CHAPARRAL SUBSIDIARY, INC.

AND

CHAPARRAL ENERGY, INC.

Dated as of October 9, 2009

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		26
3.1	Due Organization and Good Standing	26
3.2	Capitalization of Parent	26
3.3	Merger Sub	27
3.4	Authorization; Binding Agreement	27
3.5	Governmental Approvals	28
3.6	No Violations	28
3.7	SEC Filings and Parent Financial Statements	28
3.8	Absence of Undisclosed Liabilities	29
3.9	Compliance with Laws	29
3.10	Regulatory Agreements; Permits; Qualifications	30
3.11	Absence of Certain Changes	30
3.12	Taxes and Returns	30
3.13	Restrictions on Business Activities	31
3.14	Employee Benefit Plans	32
3.15	Employee Matters	32
3.16	Material Contracts	32
3.17	Litigation	32
3.18	Transactions with Affiliates	32
3.19	Investment Company Act	32
3.20	Books and Records	32
3.21	Finders and Investment Bankers	33
3.22	Information Supplied	33
3.23	Trust Fund	33
3.24	Intellectual Property	33
3.25	Real Property	33
3.26	Environmental Matters	34
3.27	Insurance	34
3.28	Bankruptcy	34
3.29	NYSE Amex Quotation	34
3.30	Registration of the Common Stock, Units and the Warrants	34
ARTICLE IV COVENANTS		34
4.1	Conduct of Business of the Company	34
4.2	Access and Information; Confidentiality	37
4.3	No Solicitation	38
4.4	Intentionally Omitted	39
4.5	Stockholder Litigation	39
4.6	Conduct of Business of Parent	39
4.7	Market Standoff Agreement	41
ARTICLE V ADDITIONAL COVENANTS OF THE PARTIES		41
5.1	Notification of Certain Matters	41
5.2	Commercially Reasonable Efforts	42
5.3	Indemnification	43
5.4	Public Announcements	45
5.5	Public Filings	45
5.6	Reservation of Stock	45
5.7	Stockholder Meeting and Warrantholder Meeting; Proxy	45
5.8	Directors and Officers of Parent; Consultants	46
5.9	Hart-Scott-Rodino Filing	46
5.10	Use and Disbursement of Trust Fund	47
5.11	Tax Treatment	47
5.12	New York Office	47

5.13	Change of Parent Year-End	47
5.14	Merger of Surviving Company into Parent	47
5.15	Indemnification of Directors and Officers	47
ARTICLE VI CONDITIONS		48
6.1	Conditions to Each Party’s Obligations	48
6.2	Conditions to Obligations of Parent and Merger Sub	49
6.3	Conditions to Obligations of Chaparral	50
6.4	Frustration of Conditions	52
ARTICLE VII TERMINATION AND ABANDONMENT		52
7.1	Termination	52
7.2	Effect of Termination	53
7.3	Fees and Expenses	53
7.4	Amendment	54
7.5	Waiver	54
ARTICLE VIII TRUST FUND WAIVER		54
8.1	Trust Fund Waiver	54
ARTICLE IX MISCELLANEOUS		54
9.1	Survival	54
9.2	Notices	54
9.3	Binding Effect; Assignment	55
9.4	Governing Law; Jurisdiction	55
9.5	Waiver of Jury Trial	56
9.6	Counterparts	56
9.7	Interpretation	56
9.8	Entire Agreement	56
9.9	Severability	57
9.10	Specific Performance	57
9.11	Third Parties	57
9.12	Headings	57

Exhibit A – Certificate of Merger

Exhibit B – Stockholders of Chaparral and Merger Consideration Allocation

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Amended and Restated Certificate of Incorporation

Exhibit E – Long-Term Incentive Plan

Exhibit F – Terms of Employment Agreements

Exhibit G – Form of Indemnification Agreement

Exhibit H – Amended and Restated Bylaws

Index of Defined Terms

Page
Acquisition Proposal	38
Action	11
Affiliate	56
Agreement	1
Altoma	51
Antitrust Laws	9
Benefit Plans	14
Business Day	56
Certificate of Incorporation	26
Certificate of Merger	2
Certifications	26
Chaparral	1
Chaparral Affiliate Transaction	24
Chaparral Common Stock	1
Chaparral Credit Agreement	4
Chaparral Disclosure Schedule	6
Chaparral Financials	9
Chaparral Indemnified Party	43
Chaparral Indentures	35
Chaparral Intellectual Property	13
Chaparral Material Contract	12
Chaparral Permits	11
Chaparral Real Property	17
Chaparral SEC Reports	26
Chaparral Stockholder	2
Chaparral Stockholders	2
Chaparral Stock Certificates	4
Chesapeake	24
CHK	51
Claim Notice	43
Closing	1
Closing Date	2
Code	5
Confidentiality Agreement	38
Consent	8
Cut Back Shares	51
Damages	43
Defensible Title	20
DE Secretary of State	2
DGCL	1
DOL	15
Earn-Out Shares	3
EBITDA	3
EBITDA Earn-Out Shares	3
Effective Time	2
Encumbrances	9
Engineers	25
Enforceability Exceptions	8
Environmental Laws	23

ERISA	14
ERISA Affiliate	14
Escrow Agent	4
Escrow Shares	2
Exchange Act	9
Expenses	8
Fischer Investments	51
GAAP	7
Governmental Authority	8
Hereof	56
Herein	56
Hereby	56
Hereunder	56
Hydrocarbon Agreements	21
Hydrocarbon Purchase Agreement	21
Hydrocarbon Sales Agreement	21
Hydrocarbons	20
Include	56
Includes	56
Including	56
Indebtedness	7
Indemnification Escrow Agreement	43
Indemnitee	43
Indemnitor	43
Intellectual Property	14
IRS	14
Knowledge	56
Landlord Leases	18
Law	9
Laws	9
Leased Real Property	17
Leases	18
Licensed Intellectual Property	13
Long-Term Incentive Plan	45
Material Adverse Effect	6
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Organizational Documents	26
Net Revenue Interest	19
NYSEA	34
Off-the-Shelf Software Agreements	13
Oil and Gas Interests	19
Order	11
Owned Real Property	17
Parent	1
Parent Affiliate Transaction	32
Parent Amended and Restated Certificate of Incorporation	45
Parent Common Stock	2
Parent Disclosure Schedule	26
Parent Financials	29
Parent Indemnified Party	43

v

Parent Material Contracts	32
Parent Organizational Documents	26
Parent Permits	30
Parent SEC Reports	28
Parties	1
Party	1
Permitted Encumbrances	18, 20
Person	56
Prospectus	54
Proxy Matters	46
RCRA	23
Registration Rights Agreement	51
Representatives	38
Required Parent Vote	28
Required Warrantholder Vote	45
Requisite Regulatory Approvals	42
Reserve Reports	25
Sarbanes-Oxley Act	26
SEC	3
Securities Act	26
Securities Escrow Agreement	4
Securities Escrow Agreement Amendment	4
Share Price Earn-Out Shares	3
Short-Form Merger	47
Sponsor	4
Sponsor Earn-Out Shares	4
Sponsor Warrants	27
Stock Consideration	2
Stockholder Matters	45
Stockholder Meeting	45
Subsidiaries	6
Subsidiary	6, 56
Surviving Company	1
Table X	3
Tax	17
Taxes	17
Taxable	17
Tax Returns	16
Tenant Leases	18
Trust Account	33
Trust Agreement	33
Trust Fund	28
Trustee	33
Units	26
URI Warrants	27
Warrant Restructure	46
Warrant Agreement	45
Warrantholder Meeting	45
Warrantholder Proposal	46
Warrants	26
Wells	19
Working Interests	19

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of October 9, 2009 by and among Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), United Refining Energy Corp., a Delaware corporation (“Parent”), and Chaparral Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and Chaparral are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

A. Parent, Chaparral and Merger Sub intend to effect the merger of Merger Sub with and into Chaparral (the “Merger”), with Chaparral continuing as the surviving entity following the Merger, as a result of which all of the issued and outstanding common stock, par value $0.01 per share, of Chaparral (the “Chaparral Common Stock”), will automatically be exchanged into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as amended.

B. The Board of Directors of Chaparral and the Boards of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and the Merger and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of Chaparral, Parent and Merger Sub.

C. The Chaparral Stockholders (as defined herein) have approved and adopted this Agreement and the Merger, and the Board of Directors of Parent has resolved to recommend that its stockholders approve and adopt this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into Chaparral. Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and Chaparral, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP at 10:00 a.m. New York City time no later than the second Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of Delaware (the “DE Secretary of State”) a certificate of merger in accordance with the DGCL substantially in the form of Exhibit A attached hereto (referred to herein as the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto, in accordance with the DGCL and as specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.” The Certificate of Merger shall change the name of the Surviving Company to Chaparral Subsidiary, Inc.

(c) From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Chaparral and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Chaparral and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3 Exchange of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Chaparral or the holders of any securities of Chaparral, all of the Chaparral Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of sixty three million (63,000,000) shares of common stock (the “Stock Consideration”) of Parent, par value $0.0001 per share (“Parent Common Stock”). At the Closing, (i) fifty eight million (58,000,000) shares of the Stock Consideration shall be distributed to the stockholders of Chaparral of record immediately prior to the Closing (individually, a “Chaparral Stockholder” and collectively, the “Chaparral Stockholders”) in accordance with the allocation set forth on Exhibit B attached hereto, and (ii) five million (5,000,000) shares of the Stock Consideration (the “Escrow Shares”) shall be escrowed to cover any indemnification claims of Parent against Chaparral pursuant to Section 5.3 of this Agreement and such Escrow Shares shall be subject to forfeiture and cancellation in the event the Escrow Shares are not earned pursuant to Section 1.4(a)(i) of this Agreement.

(b) Each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub shall be exchanged into one (1) issued and outstanding share of common stock of the Surviving Company, and all such Surviving Company common stock shall constitute the only outstanding common stock and common stock equivalents of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent common stock of the Surviving Company into which such shares of common stock of Merger Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(c) All Chaparral Common Stock shall, by virtue of the Merger and without any action on the part of the Chaparral Stockholders, be automatically cancelled and shall cease to exist, and each Chaparral Stockholder shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration and the Earn-Out Shares (as defined in Section 1.4 below). The Stock Consideration and Earn-Out Shares are referred to collectively herein as the “Merger Consideration”.

(d) Each Chaparral Stockholder shall enter into a “lock-up” agreement substantially in the form set forth on Exhibit C attached hereto (a “Lock Up Agreement”) pursuant to which such Chaparral Stockholder shall agree, for a period of one year from the Closing Date, that such Chaparral Stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Stock Consideration issued to such Chaparral Stockholder.

1.4 Earn-Out Shares. In addition to the Stock Consideration, Chaparral Stockholders shall be entitled to up to an additional: (1) fifteen million (15,000,000) shares of Parent Common Stock, which includes the Escrow Shares (the “Share Price Earn-Out Shares”), and (2) five million (5,000,000) shares of Parent Common Stock (the “EBITDA Earn-Out Shares” and together with the Share Price Earn-Out Shares, the “Earn-Out Shares”) in the event Parent achieves certain earn-out triggers, defined in terms of a combination of criteria as follows:

(a) Share Price Earn-Out Shares. The following table (“Table X”) sets forth the criteria that must be met in order for the Share Price Earn-Out Shares to be issued. For purposes of clarification, Criterion A set forth in the table below is required to be met, together with at least one of Criterion B, C or D.

Table X

Mandatory Criterion	Additional Criteria
Criterion A	Criterion B	Criterion C	Criterion D
Maintain continuous uninterrupted compliance with the maintenance covenants of the credit agreement then in existence throughout 12-month period up to and including stock price measurement period	The daily average of open, high, low, and closing price of Parent Common Stock exceeds $12.50 for 30 trading days within any 60 consecutive trading days	The daily average of open, high, low, and closing price of Parent Common Stock exceeds $15.63 for 30 trading days within any 60 consecutive trading days	The daily average of open, high, low, and closing price of Parent Common Stock exceeds $19.50 for 30 trading days within any 60 consecutive trading days

(i) If Criterion A and B in Table X are met at any time during the period from the Closing through December 31, 2010, the Chaparral Stockholders shall be vested in the Escrow Shares, which will be distributed to the Chaparral Stockholders in accordance with the allocation set forth on Exhibit B, unless such shares otherwise remain subject to escrow pursuant to Section 5.3 hereof and the terms of the Indemnification Escrow Agreement (defined in Section 5.3(a) of this Agreement).

(ii) If Criterion A and C in Table X are met at any time during the period from the Closing through December 31, 2011, Parent shall issue to the Chaparral Stockholders an aggregate of ten million (10,000,000) shares of Parent Common Stock as Share Price Earn-Out Shares, less any Share Price Earn-Out Shares issued pursuant to subsection 1.4(a)(i) above.

(iii) If Criterion A and D in Table X are met at any time during the period from the Closing through December 31, 2012, Parent shall issue to the Chaparral Stockholders an aggregate of fifteen million (15,000,000) shares of Parent Common Stock as Share Price Earn-Out Shares, less any Share Price Earn-Out Shares issued pursuant to subsections 1.4(a)(i) and (ii) above.

(b) EBITDA Earn-Out Shares. In the event (1) Criterion A on Table X above is met and (2) Parent’s EBITDA for any fiscal year from 2010 through 2014, based on the information shown on Parent’s audited financial statements filed on Form 10-K (or equivalent form) with the Securities and Exchange Commission (the “SEC”), is in excess of six hundred million dollars ($600,000,000), Parent shall issue to the Chaparral Stockholders an aggregate of five million (5,000,000) shares of Parent Common Stock as EBITDA Earn-Out Shares. For purposes of clarification, the EBITDA Earn-Out Shares may only be earned once, without regard to whether the criteria set forth in this Section 1.4(b) is achieved in any fiscal year following issuance of the EBITDA Earn-Out Shares for the initial fiscal year in which they were earned. For purposes of this Agreement, “EBITDA” of Parent shall be calculated in the same manner as the calculation of “Consolidated EBITDAX” for Chaparral under its Fifth Amendment to Seventh Restated Credit Agreement, dated as of May 21, 2009, by and among Chaparral, Chaparral Energy, L.L.C., as Borrower Representative for the Borrowers, JP Morgan Chase Bank, N.A., as Administrative Agent, and the Lender parties thereto

(the “Chaparral Credit Agreement”); provided however, that cash proceeds received from the termination or other monetization of any Swap Agreement (as defined in the Chaparral Credit Agreement) shall not reduce Consolidated Net Income (as defined in the Chaparral Credit Agreement).

(c) The Earn-Out Shares shall be distributed to the Chaparral Stockholders in accordance with the allocation set forth on Exhibit B attached hereto within a reasonable period following achievement of the applicable criteria and, if applicable, the provisions of Section 5.3 of this Agreement.

(d) The Lock Up Agreement for each Chaparral Stockholder shall also provide that for a period of six (6) months from the date of issuance of any Earn-Out Shares, such Chaparral Stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Earn-Out Shares then-issued to such Chaparral Stockholder.

(e) Any contingent stock payment hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treas. Reg. Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treas. Reg. Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such contingent stock payment to each former Chaparral Stockholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

1.5 Sponsor Earn-Out Shares. At the Effective Time, the terms of the Securities Escrow Agreement dated December 11, 2007 (the “Securities Escrow Agreement”) by and among Parent, United Refining, Inc. (the “Sponsor”) and Continental Stock Transfer & Trust company, as escrow agent (the “Escrow Agent”) shall be amended and restated to provide that 5,625,000 shares of Parent Common Stock owned by the Sponsor and currently escrowed pursuant to the Securities Escrow Agreement will be subject to forfeiture and cancellation in the event none or only a portion of the Earn-Out Shares are released from escrow (the “Sponsor Earn-Out Shares”). The amendment to the Securities Escrow Agreement (the “Securities Escrow Agreement Amendment”) shall provide that the Sponsor Earn-Out Shares will be released from escrow to the Sponsor in four equal tranches; each tranche to be released when the Chaparral Stockholders are entitled to receive 5,000,000 shares of the Share Price Earn-Out Shares and/or the EBITDA Earn-Out Shares. The Securities Escrow Agreement Amendment shall provide that it is a condition to the release from escrow of any Sponsor Earn-Out Shares that the Sponsor enter into a Lock Up Agreement pursuant to which the Sponsor shall agree, for a period of six months from the date of release of such shares from escrow, that the Sponsor shall not on its own behalf or on behalf of entities, Persons or trusts affiliated with or controlled by it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Sponsor Earn-Out Shares then-released to the Sponsor.

1.6 Tender and Payment.

(a) Surrender of Certificates. Upon surrender of stock certificates representing the shares of Chaparral Common Stock (the “Chaparral Stock Certificates”) (accompanied by duly executed stock powers) at the Closing as well as the delivery to Parent of a letter of transmittal which shall include customary representations and warranties including, but not limited to, the Chaparral Stockholders’ right, title and interest in their Chaparral Common Stock, their acceptance of the terms and conditions of the proposed transaction, and acknowledgement by the Chaparral Stockholders that any and all rights, preferences, privileges and obligations owed by Chaparral to the Chaparral Stockholders, shall cease and be of no further force or effect, the Chaparral Stockholders holding such Chaparral Stock Certificates shall receive in exchange therefore stock certificates representing the number of shares of Parent Common Stock into which their shares of Chaparral Common Stock are converted at the Effective Time, and such Chaparral Stock Certificates shall be cancelled. Until so surrendered, outstanding Chaparral Stock Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock pursuant to the allocation set forth on Exhibit B. If payment of the Stock Consideration is to be made to a Person other than the Person in whose name the Chaparral Common Stock is registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Chaparral Common Stock, or such Person shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(b) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender of the Chaparral Common Stock for exchange. Each Chaparral Stockholder who receives any portion of the Stock Consideration payable in Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall have such fractional share rounded up to the nearest whole number.

(c) Transfer Books; No Further Ownership Rights in the Chaparral Common Stock. At the Effective Time, the transfer books of Chaparral shall be closed, and thereafter there shall be no further registration of transfers of Chaparral Common Stock on the records of Chaparral. From and after the Effective Time, the Chaparral Common Stock outstanding immediately prior to the Effective Time shall be cancelled and they shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(d) Withholding Taxes. Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a Chaparral Stockholder any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent such amounts are so withheld by Parent or the Surviving Company, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes as having been paid to the Chaparral Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent, as the case may be.

1.7 Certificate of Incorporation and Governing Documents. At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the certificate of incorporation and the bylaws of Chaparral, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company.

1.8 Directors and Officers.

(a) At the Effective Time, the officers and directors of Chaparral shall be the officers and directors of the Surviving Company.

(b) At the Effective Time, the officers of Parent shall be the officers set forth on Section 5.8 of the Parent Disclosure Schedules. The directors of Parent shall be the directors set forth in the Proxy Statement, which are selected pursuant to the methodology set forth in Section 5.8 of the Parent Disclosure Schedules.

1.9 Certain Adjustments to Parent Capitalization.

If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities occurs or is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the Chaparral Stockholders the same economic effect as contemplated by this Agreement prior to such event.

1.10 Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.11 Additional Actions.

If, at any time after the Effective Time, the Surviving Company or Parent, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or Parent its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or Chaparral or otherwise carry out this Agreement, the officers and directors of the Surviving Company or Parent, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or Chaparral, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or Chaparral, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.12 Tax-Free Reorganization.

Collectively, the Merger and the Short-Form Merger described in Section 5.14 are intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger and the Short-Form Merger, collectively, as a Tax-free transaction for federal income Tax purposes. The Parties agree to report the Merger and the Short-Form Merger, collectively, as a Tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CHAPARRAL

The following representations and warranties by Chaparral to Parent and Merger Sub are qualified by the Chaparral disclosure schedules, which set forth certain disclosures concerning Chaparral and its subsidiaries (each a “Subsidiary” and collectively, the “Subsidiaries”) and each of their divisions and businesses (the “Chaparral Disclosure Schedules”). Except as disclosed in the Chaparral Disclosure Schedules, Chaparral hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization and Good Standing. Each of Chaparral and the Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted. Each of Chaparral and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Chaparral has heretofore made available to Parent accurate and complete copies of Chaparral’s and each Subsidiaries’ certificate of incorporation, formation or organization, bylaws, membership agreements or other organizational documents, each as currently in effect. None of Chaparral or any Subsidiary is in violation of any provision of its certificate of incorporation, formation or organization, stockholder agreements, bylaws, membership agreements, partnership agreements or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, or to otherwise carry on its business as now being conducted and as proposed to be conducted following the Effective Time, except, in each case, for any such effect attributable to (i) changes in laws, regulations or generally accepted accounting principles in the United States (“GAAP”), or interpretations thereof, (ii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the Merger), or (iii) the failure of a Party or any of its subsidiaries to take any action referred to in Sections 4.1 or 4.6, as the case may be, due to another Party’s unreasonable withholding, delaying or conditioning of its consent. For purposes of determining whether a particular change, event, circumstance or effect has a “Material Adverse Effect,” the nature and effect of each change, event, circumstance or effect shall be considered alone and together and along with the detrimental impact on the properties, financial condition, business operations, prospects or results of operations of a Party and its subsidiaries, taken as a whole, of such change, event, circumstance or effect.

2.2 Capitalization.

(a) The authorized capital stock of Chaparral consists of (i) 3,000,000 shares of Chaparral Common Stock and (ii) 600,000 shares of preferred stock, no par value. As of the date hereof, 877,000 shares of Chaparral Common Stock were issued and outstanding. Except for Chaparral Common Stock held by the Chaparral Stockholders as set forth on Exhibit B, no Chaparral Common Stock or preferred stock is issued and outstanding. All of the outstanding Chaparral Common Stock is duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. None of the outstanding securities of Chaparral has been issued in violation of any foreign, federal or state securities Laws.

(b) There are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Chaparral Common Stock or equity or partnership interest in any Subsidiary or obligating Chaparral or any Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Chaparral Common Stock of, or other equity interest in, Chaparral or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or obligating Chaparral or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interests. There are no outstanding obligations of Chaparral or any Subsidiary to repurchase, redeem or otherwise acquire any Chaparral Common Stock or other equity interest in, Chaparral or any Subsidiary to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) There are no stockholder agreements, voting trusts or other agreements or understandings to which Chaparral or any Subsidiary is a party with respect to the voting of the Chaparral Common Stock or other equity interest in or any Subsidiary.

(d) No Indebtedness of Chaparral or any Subsidiary contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Chaparral or any Subsidiary or (iii) the ability of Chaparral or any Subsidiary to grant any Encumbrance (as defined in Section 2.6), other than Permitted Encumbrances (as defined in Section 2.19), on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than Expenses and current trade liabilities incurred in the ordinary course of business consistent with past practices and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by Chaparral, (E) all obligations under leases required to be accounted for as capital leases under GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an

Encumbrance on any property and (H) all guarantee obligations. As used in this Agreement, “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, reserve engineers, financing sources, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of the Required Parent Vote (as defined in Section 3.4) and all other matters related to the consummation of the Merger.

2.3 Subsidiaries.

Section 2.3(a) of the Chaparral Disclosure Schedules sets forth, a true, complete and correct list of all Subsidiaries, the authorized shares of each Subsidiary, the issued and outstanding shares or membership interests of each Subsidiary, their respective jurisdictions of organization and all jurisdictions in which each Subsidiary is qualified to conduct business. All of the capital stock and other equity interests of the Subsidiaries are owned, directly or indirectly, by Chaparral free and clear of any Encumbrance with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and were issued in compliance with applicable Laws (as defined in Section 2.6). No capital stock or other equity interests of any of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests. Neither Chaparral nor any Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Subsidiaries owned by Chaparral or another Subsidiary.

2.4 Authorization; Binding Agreement. Chaparral has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board of Directors of Chaparral, (ii) have been unanimously adopted and approved by the Chaparral Stockholders, and (iii) no other corporate proceedings on the part of Chaparral or any Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Chaparral and assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Chaparral, enforceable against Chaparral in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Chaparral or any Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Chaparral of this

Agreement or the consummation by Chaparral of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Certificate of Merger with the DE Secretary of State in accordance with the DGCL, (ii) such filings as may be required in any jurisdiction where Chaparral is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or state securities or Blue Sky laws, (iv) pursuant to any other Laws (as defined in Section 2.6) designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

2.6 No Violations or Conflicts. The execution and delivery by Chaparral of this Agreement, the consummation by Chaparral of the Merger and the other transactions contemplated hereby, and compliance by Chaparral with any of the provisions hereof, will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Chaparral or any Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Chaparral Material Contract (as defined in Section 2.14) to which Chaparral or any Subsidiary is a party or by which Chaparral’s or any Subsidiary’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract (the “Encumbrances”), other than Permitted Encumbrances (as defined in Section 2.19), upon any of the properties, rights or assets of Chaparral or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined in Section 2.12), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Chaparral or any Subsidiary or any of their respective assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

2.7 Chaparral Financial Statements.

(a) As used herein, the term “Chaparral Financials” means (x) Chaparral’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of Chaparral’s balance sheets as of December 31, 2008, and 2007 and its statements of operations and statements of cash flow for the years ended December 31, 2008, 2007 and 2006 and (y) the unaudited interim financial statements of Chaparral for the six month period ended June 30, 2009 and for the three months and nine months periods ended September 30, 2009. Chaparral has made or will make available to Parent true, correct and complete copies of the Chaparral Financials. The Chaparral Financials fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Chaparral and the Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X. As of January 1, 2008, neither Chaparral nor any Subsidiary had any off-balance sheet arrangements. The Chaparral Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation S-X and the published general rules and regulations of the SEC. Notwithstanding any provision in this Agreement to the contrary, any representation and warranty in this Agreement with respect to Chaparral’s unaudited interim financial statements for the three months and nine months periods ended September 30, 2009 shall be made as of the Closing Date.

(b) For the year ended December 31, 2008 and the quarters ended March 31, 2009 and June 30, 2009, Chaparral has had no (i) significant deficiencies or material weaknesses in the design or operation of Chaparral’s internal controls over financial reporting that are reasonably likely to adversely affect Chaparral’s ability to record, process, summarize and report financial information and (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Chaparral’s internal controls over financial reporting.

(c) Chaparral and each Subsidiary has not and, to the knowledge of Chaparral, no auditor or accountant of Chaparral or any Subsidiary or any manager, director, officer or consultant of Chaparral or any Subsidiary, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Chaparral or any Subsidiary or their internal accounting controls, including any complaint, allegation, assertion or claim that Chaparral or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Chaparral or any Subsidiary has reported evidence of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the business of Chaparral or its Subsidiaries) or securities Laws, breach of fiduciary duty or similar violation by Chaparral or any Subsidiary or any of their respective officers, directors, managers, employees or agents to the Board of Directors, Board of Managers or any committee thereof or to any director, manager or executive officer of Chaparral or any Subsidiary.

2.8 Absence of Certain Changes. Since December 31, 2008, Chaparral and the Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect. Neither Chaparral or any Subsidiary has any off-balance sheet arrangements.

2.9 Absence of Undisclosed Liabilities. Neither Chaparral nor any Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Chaparral Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2008 or that would not reasonably be expected to have a Material Adverse Effect.

2.10 Compliance with Laws.

(a) Chaparral and the Subsidiaries are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Merger, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Chaparral and each Subsidiary is not in conflict with, or in default or violation of, nor since December 31, 2008, has it received any notice of any conflict with, or default or violation of any applicable Law by which Chaparral or any Subsidiary, or any property or asset of Chaparral or any Subsidiary, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

(b) There is no pending or, to the knowledge of Chaparral, threatened, proceeding, examinations, reviews or investigation to which Chaparral or any Subsidiary is subject before any Governmental Authority regarding whether Chaparral has violated in any material respect applicable Laws. Since December 31, 2008, neither Chaparral nor any Subsidiary has received written notice of any material violation of, or noncompliance with, any Law applicable to Chaparral or any Subsidiary, or directing Chaparral or any Subsidiary to take remedial action with respect to such applicable Law or otherwise, and no deficiencies of Chaparral or any Subsidiary have been asserted in writing by any Governmental Authority with respect to possible violations of any applicable Laws except for such violations or deficiencies that would not reasonably be expected to have a Material Adverse Effect. Chaparral and each Subsidiary have filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any Governmental Authority with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority.

2.11 Regulatory Agreements; Permits. Except as set forth on Section 2.11 of the Chaparral Disclosure Schedules:

(a) There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Chaparral or any Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders (as defined in Section 2.12) or directives of or supervisory letters from a Governmental Authority specifically with respect to Chaparral or any Subsidiary, or (iii) resolutions or policies or procedures adopted by Chaparral or any Subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of Chaparral or any Subsidiary to conduct its business as currently being conducted or as contemplated by the Parties to be conducted following the Closing, (B) in any manner impose any requirements on Chaparral or any Subsidiary that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require Chaparral or any Subsidiary or any of its divisions to make capital contributions or make loans to another division or affiliate of Chaparral or any Subsidiary or (D) in any manner relate to the ability of Chaparral or any Subsidiary to pay dividends or otherwise materially restrict the conduct of business of Chaparral or any Subsidiary in any respect.

(b) Chaparral and each Subsidiary hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Chaparral Permits”), all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of the Chaparral Permits is pending or, to the knowledge of Chaparral, threatened, except where the failure of any of the Chaparral Permits to be in full force and effect, or the suspension or cancellation of any of the Chaparral Permits, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Chaparral, no facts or circumstances exist that would reasonably be expected to impact Chaparral’s ability to obtain any material Chaparral Permit in the future as may be necessary for Chaparral to continue its operations as currently contemplated. Neither Chaparral nor any Subsidiary is in violation in any material respect of the terms of any Chaparral Permit.

(c) To the knowledge of Chaparral each of the officers and employees of Chaparral and all Subsidiaries are in compliance with all applicable federal, state and foreign Laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

2.12 Litigation. There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Chaparral, threatened against Chaparral or any Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Chaparral or any Subsidiary or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect. Chaparral and each Subsidiary are in material compliance with all Orders. There is no material Action which Chaparral or any Subsidiary has pending against other parties.

2.13 Restrictions on Business Activities. There is no agreement or Order binding upon Chaparral or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Chaparral or any Subsidiary as their business is currently conducted, any acquisition of property by Chaparral or any Subsidiary, the conduct of business by Chaparral or any Subsidiary as currently conducted, or restricting in any respect the ability of Chaparral or any Subsidiary from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

2.14 Material Contracts.

(a) Except for such Chaparral Material Contracts that Chaparral has filed with the SEC as a material contract as required by Item 601(b)(10) of Regulation S-K, Section 2.14 of the Chaparral Disclosure Schedules sets forth a list of, and Chaparral has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as of the date hereof (each, a “Chaparral Material Contract”) that:

(i) is described in the Chaparral Financials for the year ended December 31, 2008;

(ii) intentionally omitted;

(iii) contains covenants that materially limit the ability of Chaparral or any Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of Parent, Chaparral, the Subsidiaries or any of their affiliates): (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Chaparral or any Subsidiary upon notice of 60 days or less;

(iv) involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Chaparral, taken as a whole;

(v) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(vi) relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,000,000 with respect to any Indebtedness;

(vii) was entered into by Chaparral or any Subsidiary and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practices;

(viii) by its terms calls for aggregate payments by Chaparral under such contract of more than $3,000,000 with respect to any payments;

(ix) with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which Chaparral or any Subsidiary has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(x) involves any managers, directors, executive officers or key employees of Chaparral that cannot be cancelled by Chaparral within 60 days’ notice without liability, penalty or premium;

(xi) obligates Chaparral or any Subsidiary to provide indemnification or a guarantee in excess of $3,000,000 with respect to any obligation;

(xii) obligates Chaparral or any Subsidiary to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $3,000,000 with respect to such obligation;

(xiii) relates to the development, ownership, licensing or use of any Intellectual Property (as defined in Section 2.15) material to the business of Chaparral or any Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than $500,000 per year (collectively, “Off-the-Shelf Software Agreements”);

(xiv) provides for any standstill arrangements; or

(xv) Chaparral has filed as a material contract with the SEC pursuant to Item 601(b)(10) of Regulation S-K.

(b) With respect to each Chaparral Material Contract: (i) each Chaparral Material Contract is legal, valid, binding and enforceable in all material respects against Chaparral or the Subsidiaries, as the case may be, and, to Chaparral’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Chaparral Material Contract against the Surviving Company or any Subsidiary and, to Chaparral’s knowledge, the other party thereto; (iii) neither Chaparral nor any Subsidiary is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by Chaparral or any Subsidiary, or permit termination or acceleration by the other party, under any Chaparral Material Contract; (iv) to Chaparral’s knowledge, no other party to any Chaparral Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by Chaparral or any Subsidiary, under such Chaparral Material Contract, and (v) the consummation of the transactions contemplated by this Agreement will not obligate Chaparral or any Subsidiary to make any payments thereunder.

2.15 Intellectual Property.

(a) Section 2.15(a) of the Chaparral Disclosure Schedules contains a list of: (A) all material Intellectual Property that is owned by Chaparral or any Subsidiary (the “Chaparral Intellectual Property”) and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by Chaparral or any Subsidiary in the conduct of its business (“Licensed Intellectual Property”). Except where the failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to have a Material Adverse Effect, Chaparral and each Subsidiary has: (i) all right, title and interest in and to all Chaparral Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Neither Chaparral nor any Subsidiary has received any notice alleging it or any Subsidiary has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and, to the knowledge of Chaparral, there is no valid basis for any such allegation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter Chaparral’s or any Subsidiary’s rights to any Chaparral Intellectual Property or Licensed Intellectual Property. To the knowledge of Chaparral, there is no unauthorized use, infringement or misappropriation of the Chaparral Intellectual Property by any third party. Neither Chaparral nor any Subsidiary is engaged in any unauthorized use, infringement or misappropriation of any Intellectual Property owned by any third party that would reasonably be expected to have a Material Adverse Effect. All of the rights within the Chaparral Intellectual Property are valid, enforceable and subsisting (except as such enforcement may be limited by the Enforceability Exceptions). There is no Action pending or, to Chaparral’s knowledge, threatened which challenges the rights of Chaparral or any Subsidiary in respect of any Chaparral Intellectual Property or the validity, enforceability or effectiveness thereof. The Chaparral Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by Chaparral or any Subsidiary of its business as currently conducted. Neither Chaparral nor any Subsidiary is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Chaparral Disclosure Schedules lists, with respect to Chaparral and any trade or business (whether or not incorporated) which is treated as a single employer with Chaparral within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”): (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) loans to managers, officers, directors or employees other than advances for expense reimbursements incurred in the ordinary course of business consistent with past practices and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the “Benefit Plans”).

(b) Any Chaparral Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c) To the knowledge of Chaparral, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Chaparral or any Subsidiary or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Chaparral Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Chaparral Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and (ii) Chaparral and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Chaparral Benefit Plans. All contributions and premiums required to be made by Chaparral or any ERISA Affiliate to any Chaparral Benefit Plan have been made on or before their due dates, including any legally permitted extensions. No Action is pending, or to the knowledge of Chaparral or any Subsidiary is threatened, against or with respect to any such Chaparral Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to have a Material Adverse Effect). Each Chaparral Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2007.

(d) Except as set forth in Section 2.16(d) of the Chaparral Disclosure Schedules or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Chaparral or any Subsidiary to any payment (whether of severance pay, unemployment compensation, phantom stock plan payments (under Chaparral’s Second Amended & Restated Phantom Stock Plan, dated December 31, 2008, or otherwise), golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee, manager, director or consultant of Chaparral or any Subsidiary, or (iii) increase the amount of compensation due any such employee, manager, director or consultant.

(e) Except as set forth in Section 2.16(e) of the Chaparral Disclosure Schedules, any amounts payable under any of the Chaparral Benefit Plans or any other contract, agreement or arrangement with respect to which Chaparral or any Subsidiary may have any liability will be deductible for federal income Tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Chaparral Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f) Except as set forth in Section 2.16(f) of the Chaparral Disclosure Schedules, no Chaparral Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managers, directors or consultants of Chaparral or any Subsidiary after retirement or other termination of service (other than: (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee, manager, director or consultant (or beneficiary thereof)).

(g) Neither Chaparral nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any: (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h) Neither Chaparral nor any Subsidiary nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Chaparral Benefit Plans or the imposition of penalties or excise Taxes with respect to the Chaparral Benefit Plans by the IRS or the DOL.

(i) All employees, managers, directors, and consultants are appropriately classified as such under applicable Law in all material respects, and neither Chaparral nor any Subsidiary is in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation from any Governmental Authority.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Chaparral makes no representation or warranty related to any Chaparral Benefit Plan, except for those representations and warranties set forth in this Section 2.16.

2.17 Taxes and Returns. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Chaparral and each Subsidiary has or will have filed, or caused to be filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Chaparral Financials have been established in accordance with GAAP. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Chaparral or any Subsidiary in respect of any Tax, and neither Chaparral nor any Subsidiary has been notified in writing of any proposed Tax claims, assessments or audits against Chaparral or any Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Chaparral Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of Chaparral’s or any Subsidiary’s assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Chaparral Financials have been established in accordance with GAAP. No Tax Returns of Chaparral have been audited over the last 5 years. Chaparral has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports and statements of deficiencies assessed or agreed to by Chaparral for the last 2 years. Neither Chaparral nor any Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Chaparral or any Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Chaparral nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Chaparral or any Subsidiary is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code: (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Neither Chaparral nor any Subsidiary is nor has it ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Chaparral or such Subsidiary is or was the common parent corporation.

(d) During the past 5 years neither Chaparral nor any Subsidiary has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e) Neither Chaparral nor any Subsidiary has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(f) Since December 31, 2008, neither Chaparral nor any Subsidiary has: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(g) Chaparral is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar contract. Chaparral is not a party to any joint venture, partnership, or other arrangement or contract, which could be treated as a partnership or “disregarded entity” for United States federal income Tax purposes.

(h) Chaparral is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

(i) Chaparral has not been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Chaparral has not filed any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax Laws) apply to Chaparral. Chaparral has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(j) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Chaparral makes no representation or warranty related to any Taxes, except for those representations and warranties set forth in this Section 2.17.

2.18 Finders and Investment Bankers. Except for the fees set forth in Section 2.18 of the Chaparral Disclosure Schedules, the fees of which will be borne by Chaparral, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Chaparral.

2.19 Title to Properties; Assets.

(a) Section 2.19(a)-1 of the Chaparral Disclosure Schedules contains a correct and complete list of all real property (excluding any Oil and Gas Interests) owned by Chaparral or any Subsidiary or any partnership or joint venture in which Chaparral or any Subsidiary directly or indirectly has an interest having a fair market value in excess of $500,000 (“Owned Real Property”). Section 2.19(a)-2 of the Chaparral Disclosure Schedules contains a correct and complete list of all real property (excluding any Oil and Gas Interests) leased or subleased by Chaparral or any Subsidiary as tenant or subtenant (“Leased Real Property”) (the Owned Real Property and the Leased Real Property are herein sometimes collectively called the “Chaparral Real Property”). The list set forth in Section 2.19(a)-1 of the Chaparral Disclosure Schedules contains, with respect to each parcel of the Owned Real Property, a description of all existing leases, licenses or other occupancy contracts to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as a landlord, including all amendments, modifications, extensions, renewals and supplements thereto (collectively, the “Landlord Leases”), the terms of which have been complied with by Chaparral or such Subsidiary in all material respects. The list set forth in Section 2.19(a)-2 of the Chaparral Disclosure Schedules contains, with respect to each parcel of the Leased Real Property, a description of all existing leases, subleases, licenses or other occupancy contracts to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as a tenant, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (collectively, the “Tenant Leases”) (the Landlord Leases and the Tenant Leases are herein sometimes collectively called the “Leases”), the terms of which have been complied with by Chaparral and such Subsidiary in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, Chaparral and the Subsidiaries have good, valid and marketable title to all of the Owned Real Property and related personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, when used with respect to Company Real Property, the term “Permitted Encumbrances” means: (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings or for which adequate reserves have been set aside; (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) any covenants, conditions, restrictions, reservations, rights, liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the title insurance policies and/or title insurance commitments or reports which have been made available to Parent; (iv) the terms and conditions of the Tenant Leases; (v) applicable federal, State, local or tribal authority building and land use regulations, restrictions or requirements, (vi) existing easements and encroachments; (vii) building code violations not caused by Chaparral or any Subsidiary; and (viii) mortgages or other liens under the Chaparral Credit Agreement.

(b) A correct and complete copy of each Lease has been furnished to Parent prior to the date hereof. Chaparral or a Subsidiary, if applicable, has a valid, binding and enforceable leasehold interest under each of the Tenant Leases and each of the Leases is in full force and effect (except as such enforcement may by limited by the Enforceability Exceptions or where the loss of such Lease would not have a Material Adverse Effect) and to the extent permitted under the terms of each Lease, grants Chaparral or a Subsidiary the concurrent right to use and occupy the premises leased thereby. Neither Chaparral nor any Subsidiary nor, to the knowledge of Chaparral, any other party to any Lease is in breach of or in default under, in any material respect, any of the Leases, except to the extent any such breach would not have a Material Adverse Effect. Chaparral and the Subsidiaries enjoy peaceful and undisturbed possession under all Tenant Leases, have not received notice of any material default, delinquency or breach on the part of any party under any Lease, and there are no existing material defaults (with or without notice or lapse of time or both) by Chaparral or any Subsidiary or, to the knowledge of Chaparral, any other party thereto. No Consent under any Lease is required in connection with the transactions contemplated hereby, except where the failure to obtain such Consent would not have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, neither Chaparral nor any Subsidiary nor, to the knowledge of Chaparral, any other party to any Landlord Lease, is in breach of or in default under any of the Landlord Leases.

(d) True and complete copies of all Tenant Leases, together with all modifications, extensions, amendments and assignments thereof, if any, affecting or relating to the Owned Real Property have heretofore been furnished to Parent.

(e) There is no action, suit, litigation, hearing or administrative proceeding pending or, to Chaparral’s knowledge, threatened against Chaparral or any Subsidiary or any partnership in which Chaparral or any Subsidiary owns an interest, with respect to all or any portion of the Chaparral Real Property, in each case which is not or would not be fully covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect.

(f) There are no condemnation or eminent domain proceedings pending, or to Chaparral’s knowledge, threatened against any Owned Real Property and, to Chaparral’s knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any Leased Real Property.

(g) Neither Chaparral nor any Subsidiary has granted any Person a purchase option, right of first refusal, right of first offer or other right to purchase any Owned Real Property.

(h) Neither Chaparral nor any Subsidiary has sent to any holder of any mortgage or other interest (secured or unsecured) in any Chaparral Real Property, nor has Chaparral or any Subsidiary received from any such holder, a notice of default under any financing, loan or other document or security agreement with respect to any Chaparral Real Property.

(i) There are no finder’s fees, brokerage commissions or tenant improvement allowances outstanding with respect to any Chaparral Real Property.

(j) There are no Tax certiorari or Tax appeal proceedings outstanding with respect to any Owned Real Property as of the date hereof.

(k) Neither Chaparral nor any Subsidiary has assigned its interest as lessor or lessee under any Lease, other than to Chaparral or a Subsidiary or collateral assignments in connection with any existing financing of any Chaparral Real Property.

(l) Chaparral and each Subsidiary have insurable and marketable title to all Owned Real Property subject to Permitted Encumbrances. Neither Chaparral nor any Subsidiary has received notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Chaparral Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Chaparral Real Property, which repair or work has not been completed.

(m) Chaparral has no knowledge of any proceeding pending for the adjustment of the assessed valuation of all or any portion of any Chaparral Real Property or abatement with respect to all or any portion of the real estate taxes payable on any Chaparral Real Property.

(n) The use and operation of the Chaparral Real Property in the conduct of the business of Chaparral and its Subsidiaries does not violate any instrument of record or agreement affecting such Owned Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Valid policies of title insurance have been issued insuring all fee simple title to the Owned Real Property, except where the failure of such policies to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and such policies are in full force and effect. No material claim has been made against any such policy.

(o) Chaparral or a Subsidiary has good, and transferable title to all of its respective Oil and Gas Interests and additionally Defensible Title to all of its respective Oil and Gas Interests shown as Working Interests and Net Revenue Interests in the wells listed in the Reserve Reports (including wells to be drilled at locations to which proved undeveloped reserves are attributable in the Reserve Reports, collectively the “Wells”). Chaparral or a Subsidiary has satisfactory title to all other Oil & Gas Interests. As used herein, “Oil and Gas Interests” shall mean (i) direct and indirect ownership interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, revenue, production, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating or undeveloped interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including, without limitation, oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; and/or (iii) interests in oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. As used herein, “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

(p) As used herein, the term “Defensible Title” shall mean good, clear, transferable and unencumbered (other than by Permitted Encumbrances) title to Oil and Gas Interests such that to the knowledge of Chaparral (i) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in any of the Chaparral Disclosure Schedules attached hereto, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Chaparral or a Subsidiary is entitled to a share (expressed as a decimal) of all Hydrocarbons produced from each Well that is not less than the Net Revenue Interest set out in the Reserve Reports in connection with the description of such Well, (ii) Chaparral or a Subsidiary owns an undivided interest (expressed as a decimal) equal to the Working Interest set out in the Reserve Reports in connection with the description of such Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, (iii) Chaparral or a Subsidiary is obligated for a fraction of the costs relating to the exploration, development and operation of such Well no greater than the Working Interest set out in the Reserve Reports in connection with Chaparral’s or a Subsidiary’s interest in such Well and in the Hydrocarbons produced therefrom is not subject to being reduced by virtue of reversionary interests owned by third parties.

(q) For purposes of this Agreement, when used with respect to Oil and Gas Interests, the term “Permitted Encumbrances” means: (i) matters described without material omission in any of the Chaparral Disclosure Schedules attached hereto; (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce the Company’s or any Company Subsidiary’s Net Revenue Interest in Hydrocarbons produced from any Well to less than that described in the Reserve Report; (iii) liens for Taxes, assessments, labor and materials where payment is not due; (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, Hydrocarbon purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Chaparral Disclosure Schedules hereto, provided (A) they contain terms and conditions reasonably customary in the oil and gas industry, (B) they do not materially adversely affect or burden the ownership or operation or transferability of the Oil and Gas Interests affected thereby, (C) all amounts due and payable by Chaparral or any Subsidiary thereunder have been paid, and (D) neither Chaparral or any Subsidiary is in material default thereunder; (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of any of the Wells or otherwise adversely affect the operation thereof; (vi) consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment; (vii) conventional rights of reassignment obligating Chaparral or any Subsidiary to reassign or offer to reassign its interest in any Oil and Gas Interest prior to a release or abandonment of such Oil and Gas Interest; (viii) preferential rights to purchase that are not triggered by the Merger; (ix) title to an Oil and Gas Interest being held of record by a farmer or third party under a binding contractual obligation to assign such Oil and Gas Interest to Chaparral or any Subsidiary; and (x) mortgages or other liens under the Chaparral Credit Agreement.

(r) Oil and Gas Operations. To the knowledge of Chaparral, as to Wells not operated by Chaparral or any Subsidiary but from which Chaparral or any Subsidiary derives revenues, and without qualification as to knowledge, as to Wells operated by Chaparral or any Subsidiary:

(i) As of the date of this Agreement, (A) none of the Wells have been overproduced such that they are subject or liable to being shut-in or to any material overproduction penalty, (B) neither Chaparral nor any Subsidiary has received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from Chaparral or any Subsidiary, and (C) neither Chaparral nor any Subsidiary has received any payment for production which is subject to refund or recoupment out of future production;

(ii) There have been no changes proposed in the production allowables for any Wells that could reasonably be expected to result in a Material Adverse Effect;

(iii) All Wells have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to result in a Material Adverse Effect;

(iv) Chaparral or any Subsidiary has not agreed to, nor is it now obligated to, abandon any Well operated by it that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

(v) Proceeds from the sale of Hydrocarbons produced from the Wells are being received by Chaparral and the Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts held in suspense in the ordinary course of business consistent with past practices);

(vi) No Person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests, other than rights of reassignment prior to surrender or abandonment, and upon consummation of the transactions contemplated by this Agreement, Chaparral and the Subsidiaries will have the right to market production from the Oil and Gas Interests on terms no less favorable than the terms upon which Chaparral and the Subsidiaries are currently marketing such production; and

(vii) All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production with respect to Oil and Gas Interests owned by Chaparral or a Subsidiary have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all material respects, except for those for which Chaparral or any Subsidiary has a valid right to suspend and for which Chaparral or such Subsidiary has created appropriate suspense accounts.

(s) Hydrocarbon Sales and Purchase Agreements. As used herein, “Hydrocarbon Purchase Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Chaparral or any Subsidiary is a buyer of Hydrocarbons for resale. As used herein, “Hydrocarbon Sales Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Chaparral or any Subsidiary is a seller of Hydrocarbons.

(i) None of the Hydrocarbon Sales Agreements or Hydrocarbon Purchase Agreements of Chaparral or any Subsidiary (collectively, the “Hydrocarbon Agreements”) has required, or will require as of or after the Closing Date, Chaparral or such Subsidiary to (A) have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm’s-length contract with an unaffiliated third-party purchaser; or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm’s-length contract with an unaffiliated third-party seller;

(ii) Each of the Hydrocarbon Agreements is valid, binding, and in full force and effect, and to the knowledge of Chaparral or any Subsidiary, (A) no party is in material breach or default of any Hydrocarbon Agreement, and (B) no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement;

(iii) There have been no material claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements, and neither Chaparral nor any

Subsidiary has made any material claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements, other than in the ordinary course of business consistent with past practices;

(iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement have been made materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

(v) No purchaser under any Hydrocarbon Sales Agreement, or the operator of any property where neither Chaparral nor any Subsidiary is the designated operator, has notified Chaparral or any Subsidiary (or, to the knowledge of Chaparral and the Subsidiaries, the operator of any property where neither Chaparral nor any Subsidiary is the designated operator) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise, except where such cancellation or termination could not reasonably be expected to result in a Material Adverse Effect;

(vi) Neither Chaparral nor any Subsidiary is obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Oil and Gas Interest of Chaparral or any Subsidiary at some future time without then or thereafter receiving payment therefor;

(vii) The information heretofore provided to Parent contains, in all material respects, a true and correct calculation of Chaparral’s and each Subsidiary’s gas balancing positions as of the dates shown therein; and

(viii) The Hydrocarbon Agreements are of the type generally found in the oil and gas industry, do not, individually or in the aggregate, contain unusual or unduly burdensome provisions that would, individually or in the aggregate, result in a Material Adverse Effect, and are in form and substance considered normal within the oil and gas industry.

2.20 Employee Matters.

(a) During the past 5 years, there has been: (i) to the knowledge of Chaparral, no labor union organizing or attempting to organize any employee of Chaparral or any Subsidiary into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of Chaparral or any Subsidiary pending or, to Chaparral’s knowledge, threatened against Chaparral or any Subsidiary. Neither Chaparral nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of Chaparral or any Subsidiary and no such agreement is currently being negotiated.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, Chaparral and each Subsidiary: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) have not, during the past 5 years, received written notice, or to the knowledge of Chaparral any other form of notice, that there is any unfair labor practice charge or complaint against Chaparral or any Subsidiary pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of Chaparral, threatened against Chaparral or any Subsidiary or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters. Except as set forth on Section 2.21 of the Chaparral Disclosure Schedules:

(a) Neither Chaparral nor any Subsidiary is the subject of any pending Order, judgment or written claim asserted or arising under any Environmental Law that has or would reasonably be expected to have a Material Adverse Effect.

(b) Neither Chaparral nor any Subsidiary has entered into any negotiations or agreements with any Person under any Environmental Law, which has or would reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of Chaparral, Chaparral and each Subsidiary, and the ownership and operation of all assets in which Chaparral or any Subsidiary has an ownership interest, are in compliance with all applicable Environmental Laws, including obtaining and complying with all permits or authorizations required pursuant to Environmental Laws, except where such failure to be comply with Environmental Laws would not reasonably be expected to have a Material Adverse Effect

(d) To the knowledge of Chaparral, there are no conditions existing on, in, at, under, or about or resulting from the past or present operations of Chaparral or any Subsidiary or any other party that may give rise to any on-site or off-site investigation or remedial obligations of Chaparral or any Subsidiary under any Environmental Laws, except where such investigation or remedial obligation would not reasonably be expected to have a Material Adverse Effect.

(e) To the knowledge of Chaparral, neither Chaparral nor any Subsidiary currently owns or operates, nor in the past has it owned or operated, any property that is on the United States Environmental Protection Agency’s National Priorities List or the Environmental Protection Agency’s CERCLIS list;

(f) To the knowledge of Chaparral, all RCRA regulated hazardous waste for which Chaparral or any Subsidiary was the RCRA generator, has been managed in compliance with the applicable provisions of RCRA and any other Environmental Laws.

(g) To the knowledge of Chaparral, no lien, deed notice or use restriction has been recorded pursuant to any Environmental Law with respect to the assets of Chaparral or any Subsidiary;

(h) As used in this Agreement, the term “Environmental Laws” means all applicable: (i) federal statutes regulating or prescribing restrictions regarding the environment (air, water, land, animal and plant life), including but not limited to the following, as amended: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act (“RCRA”), Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any applicable regulations promulgated pursuant to such federal statutes; (iii) any applicable state law counterparts of such federal statutes and the regulations promulgated thereunder; and (iv) any other applicable state, local statutes, rules, regulations or ordinances, or tribal authority, regulating the use of or affecting the environment, each as currently in effect on the date of this Agreement.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Chaparral makes no representation or warranty related to any Environmental Laws, except for those representations and warranties set forth in this Section 2.21.

2.22 Transactions with Affiliates. Other than transactions entered into in the ordinary course of business with Chesapeake Energy Corporation and its subsidiaries and affiliates (collectively, “Chesapeake”), Section 2.22 of the Chaparral Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Chaparral or any Subsidiary, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of Chaparral or any Subsidiary, or any family member of any of the foregoing or (ii) record or beneficial owner of more than 5% of Chaparral’s outstanding capital stock as of the date hereof (each, a “Chaparral Affiliate Transaction”).

2.23 Insurance. Chaparral and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Chaparral or such Subsidiary that are customary for companies of similar size in the industry and locales in which Chaparral or such Subsidiary operates to insure their respective operations and the loss(es) therefrom. Section 2.23 of the Chaparral Disclosure Schedules sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by Chaparral or any Subsidiary. With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Chaparral or any Subsidiary, as applicable, is not in any material respect, in breach of or default under, and Chaparral or any Subsidiary, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Chaparral, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and Chaparral knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

2.24 Books and Records. All of the books and records of Chaparral and the Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Chaparral and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Chaparral or the applicable Subsidiary.

2.25 Bankruptcy. Neither Chaparral nor any Subsidiary has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors. Chaparral and the Subsidiaries are able to pay their debts as the same become due in the ordinary course of their respective business consistent with past practices.

2.26 Information Supplied. None of the information supplied or to be supplied by Chaparral for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) in the Proxy Statement, in either case, will, at the date the Proxy Statement is first mailed to Parent’s stockholders and warrantholders or at the time of the Stockholder Meeting (as defined in Section 5.7) and Warrantholder Meeting (as defined in Section 5.7), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Chaparral makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Proxy Statement or other filing made in connection with the transactions contemplated by this Agreement.

2.27 Illegal Payments. Neither Chaparral nor any Subsidiary or, to the knowledge of Chaparral, any officer, director, manager, agent or employee of Chaparral or any Subsidiary has: (a) used any funds of Chaparral or any Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

2.28 Notes and Accounts Receivable. All notes and accounts receivable of Chaparral and the Subsidiaries are reflected properly on their books and records, are valid receivables and, to Chaparral’s knowledge, will be collected in accordance with their terms at their recorded amounts subject to the allowances as set forth in the Chaparral Financials.

2.29 Money Laundering Laws. The operations of Chaparral and the Subsidiaries are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority and no action involving Chaparral or any Subsidiary with respect to such statutes, rules and regulations is pending or threatened.

2.30 Antitakeover Statutes. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover Laws and regulations applicable to Chaparral or any Subsidiary.

2.31 Suppliers. No supplier of Chaparral or any Subsidiary has cancelled or otherwise terminated any contract with Chaparral or any Subsidiary prior to the expiration of the contract term, or made any threat to Chaparral or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Chaparral or any Subsidiary, except for such cancellations or terminations that would not reasonably be expected to have a Material Adverse Effect. Neither Chaparral nor any Subsidiary has: (i) breached any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any supplier of Chaparral or any Subsidiary.

2.32 Negotiations. Chaparral has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or equity interests of Chaparral or any Subsidiary with Persons other than Parent.

2.33 Reserve Reports. The reserve reports of Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, L.P., as independent petroleum engineers (the “Engineers”) relating to the estimated proved reserves of Chaparral and the Subsidiaries as of June 30, 2009 delivered to Parent prior the execution hereof are referred to herein as the “Reserve Reports”. The information underlying the estimates of such reserves supplied by Chaparral to the Engineers, for the purposes of preparing the Reserve Reports, was true and correct in all material respects on the date of such Reserve Reports; the estimates of future capital expenditures and other future exploration and development costs supplied to the Engineers were prepared in good faith and with a reasonable basis; the information provided to the Engineers for purposes of preparing the Reserve Reports was prepared in all material respects in accordance with customary industry practices; the Engineers were, as of the date of the Reserve Reports, and are, as of the date hereof, independent petroleum engineers with respect to Chaparral and the Subsidiaries; and the estimates of such reserves and the present value of the future net cash flows therefrom as described and reflected in the Reserve Reports comply in all material respects with Regulation S-X. Chaparral and the Subsidiaries are not aware of any impairments to the accuracy of the Reserve Reports as of the date of their preparation and submission to Chaparral.

2.34 Chaparral SEC Filings. Chaparral has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Chaparral with the SEC since January 1, 2008 under the

Exchange Act or the Securities Act of 1933, as amended (“Securities Act”), together with any amendments, restatements or supplements thereto (collectively, the “Chaparral SEC Reports”) and all certifications and statements required by Rules 13A-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) (collectively, the “Certifications”), and will file all such Chaparral SEC Reports, Certifications and other documents required to be filed subsequent to the date of this Agreement. Chaparral SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Chaparral SEC Report has been revised or superseded by a later filed Chaparral SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Chaparral maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act. The directors and executive officers of Chaparral are not required to file with the SEC any statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 2.34, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to Chaparral are qualified by the Parent disclosure schedules, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedules”). Except as disclosed in the Parent Disclosure Schedules, Parent and Merger Sub hereby jointly and severally represent and warrant to Chaparral as follows:

3.1 Due Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore made available to Chaparral accurate and complete copies of Parent’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Parent Organizational Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”), each as currently in effect. Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable.

3.2 Capitalization of Parent.

(a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof and immediately prior to the Closing, (i) 56,250,000 shares of Parent Common Stock either issued alone or as part of a Unit, (ii) 63,100,000 warrants (the “Warrants”) either issued alone or as part of Unit, (iii) 45,000,000 units, each comprised of one (1) share of Parent Common Stock and one (1) Warrant (the “Units”), and (iv) no shares of preferred stock are or will be issued and outstanding, without giving effect to any change in the number of issued and outstanding Warrants resulting from the Warrant Redemption or any change in the number of issued and outstanding shares of Parent Common Stock or Warrants resulting from Parent repurchase, redemption, restructure, exchange or conversion of Parent Common Stock and/or Warrants. Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Organizational Documents or any contract to which Parent is a party. To the knowledge of Parent, none of the outstanding securities of Parent has been issued in violation of any foreign, federal or state securities Laws.

(b) None of the Warrants issued and outstanding, other than the 15,600,000 common stock purchase warrants purchased by the Sponsor as part of a private placement immediately after Parent’s IPO (the “URI Warrants”), has a cashless exercise feature, and, except for the 2,500,000 warrants granted to the Sponsor to purchase Parent Common Stock at an exercise price of $12.50 per share (“Sponsor Warrants”), each of the Warrants has an exercise price of $7.00 per share. Upon exercise of any of the Warrants, other than the URI Warrants, the cash paid for the exercise price will be paid directly to Parent.

(c) Except for the Warrants, and other than the redemption rights set forth in the Prospectus (as defined in Section 8.1) and except as set forth herein, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Parent Common Stock or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Parent Common Stock or securities convertible into or exchangeable for such shares, or obligating Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Parent Common Stock. Other than as contemplated by this Agreement and the redemption rights set forth in the Prospectus, there are no outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Warrants of Parent or Merger Sub.

(d) There are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Sponsor, Parent or Merger Sub is a party with respect to the voting of any equity interest or the capital stock or equity interests of Parent or any Merger Sub.

(e) No Indebtedness of Parent or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Parent or Merger Sub or (iii) the ability of Parent or Merger Sub to grant any Encumbrance on its properties or assets.

(f) Since the date of Parent’s formation, other than a stock dividend of 2.3-for-one which was effective as of November 30, 2007, neither Parent nor Merger Sub has declared or paid any distribution or dividend in respect of the Parent Common Stock.

3.3 Merger Sub.

(a) All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances.

(b) Except for 100% of the common stock of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

3.4 Authorization; Binding Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby,

(i) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Parent Vote (as defined herein). The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding Parent Common Stock of Parent (the “Required Parent Vote”) is necessary to approve and adopt this Agreement, all Proxy Matters (as defined in Section 5.7) (except the Warrantholder Proposal (as defined herein)) and to consummate the transactions contemplated hereby and thereby (including the Merger) and the Required Warrantholder Vote (as defined herein) is required to approve the Warrantholder Proposal, provided, however, that stockholders of Parent holding forty percent (40%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their redemption rights under the Certificate of Incorporation to redeem their shares of Parent Common Stock into a cash payment from the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by Chaparral) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the DE Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws, (iv) the filing of the Proxy Statement with, and the acceptance thereof by, the SEC, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.6 No Violations. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and compliance by Parent and Merger Sub with any of the provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Filings and Parent Financial Statements.

(a) Parent has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Parent with the SEC since June 25, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”) and all Certifications, and will file all such Parent SEC Reports, Certifications and other documents required to be filed through the Closing Date. The Parent SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X and the omission of notes to the extent permitted by Regulation S-X. Neither Parent nor Merger Sub has any off-balance sheet arrangements. The Parent Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(c) Neither Parent nor Merger Sub, or any manager, director, officer or employee of Parent or Merger Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of any violation of consumer protection or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of Parent.

(d) Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent Financials, neither Parent nor Merger Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2007 in the ordinary course of business consistent with past practices.

3.9 Compliance with Laws. Parent and Merger Sub are each in compliance with all Laws applicable to them and the conduct of their respective businesses as currently conducted and as proposed to be conducted following consummation of the Merger. Neither Parent nor Merger Sub is in conflict with, or in default or violation of, nor since June 25, 2007 have either of them received any notice of any conflict with, or default or violation of, (A) any applicable Law by which Parent or Merger Sub or any their respective property or assets is bound or affected, or (B) any Parent Material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property, asset or right of Parent or Merger Sub is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the generality of the foregoing, (x) since June 25, 2007, Parent and Merger Sub have given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between Parent, Merger Sub and any affiliate are in compliance in all material respects with the requirements of all applicable Laws. There is no pending or, to the knowledge of Parent, threatened proceeding or investigation to which Parent or Merger Sub is subject before any Governmental Authority regarding whether Parent or Merger Sub has violated in any material respect any applicable Laws. Neither Parent nor Merger Sub has received notice since June 25, 2007 of any material violation of, or noncompliance with, any Law applicable to Parent or Merger Sub or directing Parent or Merger Sub to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of Parent or Merger Sub have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws. Since June 25, 2007, Parent and Merger Sub have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to Parent or Merger Sub with any Governmental Authority that have not been remedied.

3.10 Regulatory Agreements; Permits; Qualifications.

(a) There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Parent or Merger Sub is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to Parent or Merger Sub or any property or asset owned by such party, or (3) resolutions or policies or procedures adopted by Parent or Merger Sub at the request of a Governmental Authority, that (A) limit in any material respect the ability of Parent or Merger Sub to conduct its business as currently being conducted or (B) in any manner relate to the ability of Parent or Merger Sub to pay dividends or otherwise materially restrict the conduct of business of Parent or Merger Sub in any respect.

(b) Parent and Merger Sub hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are not in violation in any material respect of the terms of any Parent Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to Parent or Merger Sub, or any affiliate thereof, is pending or, to the knowledge of Parent, threatened, nor does Parent have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

(d) At no time has Parent or Merger Sub, nor any affiliate thereof with the power to direct or cause the direction of the management or policies of Parent or Merger Sub, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

3.11 Absence of Certain Changes. Except as set forth in Section 3.11 of the Parent Disclosure Schedules (and excluding the Merger), since their respective dates of incorporation, Parent and Merger Sub have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

3.12 Taxes and Returns. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it or Merger Sub (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP.

Section 3.12 of the Parent Disclosure Schedules sets forth each jurisdiction where Parent and Merger Sub files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Parent or Merger Sub in respect of any Tax, and neither Parent nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against Parent or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of Parent’s or Merger Sub’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Neither Parent nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Parent nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Neither Parent nor Merger Sub is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Parent is or was the common parent corporation.

(d) Neither Parent nor Merger Sub has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e) Parent is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f) Neither Parent nor Merger Sub participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g) Neither Parent nor Merger Sub has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h) Since August 31, 2008, neither Parent nor Merger Sub have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.13 Restrictions on Business Activities. There is no agreement or Order binding upon Parent or Merger Sub which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Parent or Merger Sub as their businesses are currently conducted, any acquisition of property by Parent or Merger Sub, the conduct of business by Parent or Merger Sub as currently conducted, or restricting in any material respect the ability of Parent or Merger Sub from engaging in business as currently conducted or from competing with other parties.

3.14 Employee Benefit Plans. Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.15 Employee Matters. Neither Parent nor Merger Sub has ever had any employees.

3.16 Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date hereof or in the Prospectus, or on Section 3.16(a) of the Parent Disclosure Schedules, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ prior notice (the “Parent Material Contracts”). All Parent Material Contracts have been made available to Chaparral, and are set forth in Section 3.16(a) of the Parent Disclosure Schedules other than those that are exhibits to the Parent SEC Reports.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business consistent with past practices; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against Parent or Merger Sub and, to Parent’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) neither Parent nor Merger Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or Merger Sub, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or Merger Sub, under any Parent Material Contract.

3.17 Litigation. There is no Action pending or, to the knowledge of Parent, threatened before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no Order binding against Parent, Merger Sub or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no material Action that Parent or Merger Sub has pending against other parties.

3.18 Transactions with Affiliates. Section 3.18 of the Parent Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and, on the other hand, any (i) present or former director, officer, employee or affiliate of either Parent or Merger Sub, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than 5% of the outstanding Parent Common Stock as of the date hereof (each, a “Parent Affiliate Transaction”).

3.19 Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.20 Books and Records. All of the books and records of Parent and Merger Sub are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Parent and Merger Sub are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Parent.

3.21 Finders and Investment Bankers. Except for the fees set forth in Section 3.21 of the Parent Disclosure Schedules, the fees of which will be borne by Parent and paid from funds available to it in the Trust Fund, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.22 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders and warrantholders or at the time of the Stockholder Meeting or Warrantholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based solely on information supplied by Chaparral in writing for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Proxy Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Chaparral which is contained in the Proxy Statement.

3.23 Trust Fund. As of September 30, 2009, Parent had $452,386,928.22 in the Trust Fund, invested in U.S. government securities in a trust account at Banc of America Investment Services, Inc. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account and, after deducting any funds paid to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have voted against the Merger and demanded that Parent redeem their shares of Parent Common Stock into cash pursuant to the Certificate of Incorporation and payment of, or reservation of payment for: (1) any taxes then due and owing, (2) any deferred underwriting compensation to Deutsche Bank Securities Inc. and Maxim Group LLC, as set forth in Section 3.21 of the Parent Disclosure Schedules (3) any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors, (4) transactional fees and expenses including without limitation printer fees and proxy solicitation fees, and (5) the redemption consideration such Trust Fund will be free of any Encumbrances whatsoever, and will be available for use in the businesses of Parent and Chaparral.

3.24 Intellectual Property. Parent and Merger Sub do not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.25 Real Property. Other than as set forth in public filings of Parent made with the SEC, Parent and Merger Sub do not own or lease any real property, and have no commitments or obligations to purchase or lease real property either prior to or after the Effective Time.

3.26 Environmental Matters. Except for such matters that are not reasonably expected to have a Material Adverse Effect, Parent and Merger Sub: (i) have, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) have not received any notice, demand, letter, claim or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (iii) are not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

3.27 Insurance. Set forth on Section 3.27 of the Parent Disclosure Schedules is a complete list of all liability insurance coverage maintained by Parent and Merger Sub which coverage is in full force and effect.

3.28 Bankruptcy. Neither Parent nor Merger Sub has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

3.29 NYSE Amex Quotation. Parent Common Stock, Units and Warrants are listed for trading on the NYSE Amex (the “NYSEA”). Except as set forth on Section 3.29 of the Parent Disclosure Schedules, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the NYSEA with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock, Units or Warrants on the NYSEA.

3.30 Registration of Parent Common Stock, Units and Warrants. The Parent Common Stock, Units and the Warrants are registered pursuant to Section 12(b) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock, Units or Warrants under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of Chaparral.

(a) Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Chaparral Disclosure Schedules: (i) Chaparral and the Subsidiaries shall conduct their respective business, in all material respects, in the ordinary course of business consistent with past practice, (ii) Chaparral and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets, (iii) Chaparral and the Subsidiaries shall use commercially reasonable efforts to continue to maintain, in all material respects, its respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iv) Chaparral and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to conduct its business in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Chaparral pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Chaparral and the Subsidiaries.

(b) Without limiting the generality of the foregoing clause (a), except as set forth on Section 4.1 of the Chaparral Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, and other than as contemplated hereby, neither Chaparral nor any Subsidiary will (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld):

(i) amend, waive or otherwise change, in any respect, its certificate of incorporation, bylaws, or other organizational documents or enter into any stockholder, membership, partnership or other agreement;

(ii) authorize for redemption or issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Chaparral Common Stock, any shares of capital stock or other securities or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Chaparral Common Stock, any shares of capital stock or other securities or other equity interests, including any securities convertible into or exchangeable for Chaparral Common Stock or equity interests in any Subsidiary;

(iii) split, combine, recapitalize or reclassify any of the Chaparral Common Stock or equity interests in any Subsidiary or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of the Chaparral Common Stock or equity interests in any Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of the Chaparral Common Stock or equity interests in any Subsidiary;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, other than as permitted under the terms of the Chaparral Credit Agreement and the Chaparral Indentures. As used in this Agreement “Chaparral Indentures” means (i) that certain Indenture for 8 1/2% Senior Notes due 2015, dated as of December 1, 2005, among Chaparral, its Subsidiaries parties thereto as guarantors and Wells Fargo Bank, National Association, as Trustee, (ii) that certain Indenture for 8 7/8% Senior Notes due 2017, dated as of January 18, 2007, among Chaparral, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and (iii) all amendments and supplements thereto;

(v) increase the wages, salaries or compensation of any of its current or former consultants, officers, managers or directors by more than five percent (5%), or increase bonuses for the foregoing individuals for fiscal year 2009 in an aggregate amount greater than 120% of the amounts paid to such individuals in fiscal year 2008, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Chaparral Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager or director, in each case other than in the ordinary course of business consistent with past practice or other than as required by applicable Law or pursuant to the terms of any Chaparral Benefit Plan or Chaparral Material Contract in effect on the date of this Agreement;

(vi) make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(vii) other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement , transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Chaparral Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses, or disclose to any Person who has not entered into a confidentiality agreement any material trade secrets;

(viii) other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement, terminate or waive or assign any material right under any Chaparral Material Contract or enter into any Chaparral Material Contract ((in the event any such contract is entered into, Chaparral will, within seven (7) days of execution of same, provide a fully executed copy thereof to Parent);

(ix) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, establish any subsidiary or enter into any new line of business;

(x) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, make any capital expenditures, or commit to make capital expenditures for any period following the Effective Time;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Chaparral in an amount and scope of coverage as are currently in effect;

(xiii) other than as required to be in compliance with SEC rules and regulations or with GAAP, or as approved by Chaparral’s outside auditors, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xiv) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement, unless such amount has been reserved in the Chaparral Financials;

(xv) close or materially reduce Chaparral’s or any Subsidiary’s activities;

(xvi) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as otherwise permitted hereunder;

(xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, except as otherwise permitted hereunder;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Chaparral Common Stock or equity interests of any Subsidiary;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, enter into any material contract or otherwise take any material action with respect to (A) any real estate transaction or (B) the opening or construction of any additional facilities or locations;

(xxiii) other than transactions entered into in the ordinary course of business with Chesapeake enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Chaparral Affiliate Transaction;

(xxiv) enter into any Benefit Plan or any employment, severance, or change of control agreement; or

(xxv) authorize or agree orally or in writing to do any of the foregoing actions.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Effective Time, each Party shall give, and shall direct its accountants and legal counsel to give, the other Party and its Representatives, at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of, or make available, each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information. Neither Parent nor any of its officers, employees or Representatives (as defined herein), shall conduct any environmental testing or sampling on any of the business or property sites of Chaparral or its Subsidiaries without the prior written consent of Chaparral, which consent shall not be unreasonably withheld. Parent agrees to indemnify and hold Chaparral and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Parent Representative and any loss, damage to or destruction of any property owned by Chaparral or its Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of Parent’s Representatives (and not resulting from the gross negligence or willful misconduct of Chaparral, it Subsidiaries or their respective directors, managers, officers, employees and agents) during any visit to the business or property sites of Chaparral or its Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 4.2 or otherwise. Chaparral agrees to indemnify and hold Parent and Merger Sub harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Chaparral Representative and any loss, damage to or destruction of any property owned by Parent, Merger Sub or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly (and not resulting from the gross negligence or willful misconduct of Parent, Merger Sub or their respective directors, officers, employees and agents) from the action or inaction of any of Chaparral’s Representatives during any visit to the business or property sites of Parent or Merger Sub prior to the completion of the Merger, whether pursuant to this Section 4.2 or otherwise.

(b) Intentionally Omitted.

(c) All information obtained by Chaparral, on the one hand, and Parent or Merger Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated August 14, 2009, between Parent and Chaparral (the “Confidentiality Agreement”). The Parties acknowledge and agree that the provisions, terms, conditions, restrictions and limitations of the Confidentiality Agreement dated August 14, 2009 between Parent and Chaparral, including without limitation, paragraph 11 thereof, (1) shall continue in full force and effect notwithstanding the execution of this Agreement and (2) are fully incorporated into and made a part of this Agreement as if fully set forth herein.

(d) The terms and conditions of the Merger are strictly confidential and the Parties hereby agree that they and their respective representatives, including without limitation, shareholders, directors, officers, members, employees, partners, representatives or advisors, shall not disclose to the public or to any third party the existence or terms of the Merger other than with the express prior written consent of the other Parties, except as the Parties may otherwise agree or as may be required by applicable Law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the Merger. If a Party is so required to make such a disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons the disclosure is required, and the time and place that the disclosure will be made. In such event, the Parties will work together to draft a disclosure which is acceptable to both parties.

4.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving Chaparral, any Subsidiary, Parent or Merger Sub on the one hand and any third party on the other hand or acquisition or purchase of assets of or by Chaparral, Parent or Merger Sub representing 50% or more of such Person’s assets or business. Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer made or received by Parent, Merger Sub, or Chaparral or any Subsidiary or any indication of interest in same by Parent, Merger Sub, or Chaparral to any third-party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Parent, Merger Sub, Chaparral or any Subsidiary or any of their respective affiliates.

(b) In order to induce Chaparral and Parent to continue to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until December 14, 2009, none of Chaparral, any Subsidiary, Parent or Merger Sub shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives”) to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding Chaparral or any Subsidiary, Parent, Merger Sub or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Chaparral or Parent, the approval of this Agreement or the Merger or the recommendation by the Board of Directors of Chaparral or Parent that its respective stockholders adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal,

(vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which Chaparral or any Subsidiary or Parent or Merger Sub is a party (except as may be permitted pursuant to the Confidentiality Agreement). Without limiting the foregoing, each Party agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c) Each Party shall notify the other Party hereto promptly (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4 Intentionally Omitted.

4.5 Stockholder Litigation. Parent shall give Chaparral the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Parent, its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

4.6 Conduct of Business of Parent.

(a) Unless Chaparral shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement: (i) Parent and Merger Sub shall conduct their respective business in, and shall not take any action other than in, the ordinary course of business consistent with past practice, (ii) Parent and Merger Sub shall use commercially reasonable efforts to continue to maintain, in all material respects, their respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) Parent and Merger Sub shall use commercially reasonable efforts consistent with the foregoing to conduct the business of Parent and Merger Sub in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Parent.

(b) Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will (except as specifically contemplated by this Agreement), without the prior written consent of Chaparral (such consent not to be unreasonably withheld):

(i) except as contemplated by Section 3.2(a), the Proxy Statement and/or this Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Parent Common Stock (including upon exercise of any outstanding option, warrant or similar right to acquire such Parent Common Stock), any other shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Parent

Common Stock or equity interest of any class and any other equity-based awards or alter in any way its outstanding securities or make any changes in outstanding shares of capital stock or its capitalization, whether by means of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or agree to register under the Securities Act any capital stock of Parent or Merger Sub;

(ii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person or subject any of its assets, properties or rights, or any part thereof to any Encumbrances or other limitation or restriction;

(iii) make any change in any Parent Organizational Documents or any Merger Sub Organizational Documents;

(iv) except as contemplated by this Agreement, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or other ownership interests of Parent or Merger Sub;

(v) except in the ordinary course of business consistent with past practice, acquire, lease or sublease any material tangible assets, raw material or properties (including real property);

(vi) except for the Long-Term Incentive Plan, enter into any Benefit Plan or any employment, severance, or change of control agreement;

(vii) make any capital expenditures, or commit to make capital expenditures for any period following the Effective Time;

(viii) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(ix) other than in the ordinary course of business consistent with past practice or as contemplated hereunder, and other than for legal, accounting, fairness opinion and other fees to be incurred in connection with the transactions contemplated hereunder, terminate or waive or assign any material right under any Parent Material Contract or enter into any contract involving amounts potentially exceeding $25,000 (in the event any such contract is entered into, Parent will, within seven (7) days of execution of same provide a fully executed copy thereof to Chaparral);

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) establish any subsidiary (other than as contemplated hereby) or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Parent and Merger Sub in an amount and scope of coverage as are currently in effect;

(xiii) revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by Parent’s outside auditors;

(xiv) waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or Merger Sub) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Parent financial statements included in the Parent SEC Reports;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) take any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction; or

(xxi) authorize or agree to do any of the foregoing actions.

4.7 Market Standoff Agreement. Chaparral shall have the right to participate on an equal basis with the Sponsor with respect to any transactions in which the Sponsor acquires any securities of Parent; provided, that Chaparral shall vote any shares of Parent Common Stock or Warrants acquired in such transactions in favor of the Proxy Matters. Except as set forth above, prior to the Closing, none of Chaparral or any officer, director, stockholder or affiliate of Chaparral or any Subsidiary shall purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise purchase or dispose of any securities of Parent without the prior written consent of Parent.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters. Each of Parent and Chaparral shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger or as a result of the transactions contemplated hereby) or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of Chaparral or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of Chaparral or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and the Proxy Statement (including the receipt of all authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (collectively, the “Requisite Regulatory Approvals”)), and the satisfaction, but not the waiver, of the closing conditions set forth in Article VI), and to comply promptly with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) Parent, Merger Sub, Chaparral and each Subsidiary will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith: (i) to submit any necessary filings, amendments or revisions to any required Governmental Authority or other third party in connection with the transactions contemplated hereby, and (ii) to promptly submit and make other applications, notices and submissions (or amendments to any of the foregoing previously submitted) with any Governmental Authority or other third party which must be filed in order for Chaparral to obtain all Consents which must be obtained prior to the Closing in order for Chaparral and the Subsidiaries to operate their respective business as currently operated and currently intended by the Parties to be operated following the Closing; provided, however, that Chaparral shall not file any application, notice or other submission to any Governmental Authority or other third party that is not in the ordinary course of business of Chaparral consistent with past practices without providing Parent a reasonable opportunity to review and comment on such application, notice or other submission and without obtaining the consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, further, however, that Chaparral shall be solely responsible for the submission of all such applications, notices and submissions. All such filings shall be made, if not already made, as promptly as practicable (but no later than 30 days after the date of this Agreement) and Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by Chaparral in connection with such Consents.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Chaparral shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(d) In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and Chaparral shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything herein to the contrary, neither Parent nor Chaparral shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the

Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party or (ii) Parent, Merger Sub or Chaparral having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

5.3 Indemnification.

(a) Indemnification by Chaparral. From the date of this Agreement through the one year anniversary of the Closing Date, Chaparral shall indemnify and hold harmless each of Parent and Merger Sub, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by Chaparral or any Subsidiary of any of their representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered in connection with the Merger and/or (ii) any fraud committed in connection with the execution and delivery of, or the performance under, this Agreement by Chaparral or any Subsidiary. As the sole remedy for the indemnity obligations set forth in this Section 5.3(a), Parent shall reduce the number of Escrow Shares distributable to Chaparral Stockholders by the value of the Damages.

The Escrow Shares shall be escrowed in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between Parent, Chaparral and Continental Stock Transfer and Trust Company, as escrow agent, in the form mutually agreed to by the Parties and the escrow agent (the “Indemnification Escrow Agreement”). The Indemnification Escrow Agreement shall further provide that the Escrow Shares will be forfeited and cancelled if the Escrow Shares are not earned pursuant to Section 1.4(a)(i) of this Agreement. The value of each Escrow Share for purposes of paying any claim for indemnification under this Section 5.3(a) shall be equal to the average of the prices used in the 30-day period in Table X to determine that the Chaparral Stockholders had earned the Escrow Shares. Any Escrow Shares remaining after breaking of the escrow or reduction for Damages paid pursuant to this Section 5.3(a) will be allocated among the Chaparral Stockholders in accordance with Exhibit B.

(b) Indemnification by Parent. From the date of this Agreement through the Closing Date, each of Parent and Merger Sub shall indemnify and hold harmless Chaparral, its affiliates and each of its successors and assigns, and its officers, directors, employees and agents (each, a “Chaparral Indemnified Party”) from and against any Damages such Chaparral Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered in connection with the Merger and/or (ii) any fraud committed the execution and delivery of, or the performance under, this Agreement by Parent or Merger Sub.

(c) Indemnification Procedures. A Person seeking indemnification under this Section 5.3 (the “Indemnitee”) must give timely written notice to the Person from whom indemnification is sought (the “Indemnitor”) as soon as practical after the Indemnitee becomes aware of any condition or event that gives rise to Damages for which indemnification is sought under this Section 5.3. The failure of the Indemnitee to give timely notice shall not affect the Indemnitee’s rights to indemnification hereunder except to the extent the Indemnitor demonstrates it was materially prejudiced by such failure. In the event a claim or demand is made by a party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount of the Damages (the “Claim Notice”). The Indemnitor shall notify the Indemnitee within twenty (20) days after receipt of the Claim Notice whether the Indemnitor will undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and Indemnitee shall cooperate with Indemnitor in connection therewith, provided that if Indemnitor undertakes such defense: (i) Indemnitor shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnitee or settle such action without first obtaining the consent of Indemnitee, except for settlements solely covering monetary matters for which Indemnitor has acknowledged responsibility for payment; (ii) Indemnitor shall permit Indemnitee (at Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Indemnitee; and (iii) Indemnitor shall agree promptly to reimburse Indemnitee for the full amount of any Damages resulting from such claim, except for those costs expressly assumed by the Indemnitee hereunder. The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. The Indemnitor’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnitor may have against Indemnitee or any third party. So long as Indemnitor is reasonably contesting any such claim in good faith, Indemnitee shall not pay or settle any such claim. If Indemnitor does not notify Indemnitee within twenty (20) days after receipt of Indemnitee’s Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to contest the claim in the exercise of its exclusive, reasonable discretion at the expense of the Indemnitor (provided the Indemnitor shall not be required to pay Indemnitee’s expenses for the defense, settlement or compromise of claims which are not covered by Indemnitor’s obligations under this Section 5.3 or which Indemnitor has not consented to).

(d) Insurance Effect. Notwithstanding the foregoing, to the extent any Damages that are subject to indemnification pursuant to this Agreement are covered by insurance, the Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If the Indemnitee receives payment from the Indemnitor for indemnification under this Section 5.3 and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnitor and shall pay to the Indemnitor, as promptly as practicable after receipt, a sum equal to the amount of the proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnitor pursuant to this Agreement in respect of such Damages.

(e) Exclusive Remedy. Except with respect to any claims for fraud, the rights of any Parent Indemnified Party or Chaparral Indemnified Party for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3, and, except as specifically set forth in Section 9.10, such indemnification rights, the right to cancel the Escrow Shares and the right to terminate this Agreement pursuant to Section 7.1 shall be the sole and exclusive remedies of such Parent Indemnified Party or Chaparral Indemnified Party, as applicable, with respect to this Agreement or any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parent Indemnified Parties and the Chaparral Indemnified Parties hereby waive all other rights and remedies, and release all claims against each other, with respect to this Agreement or any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

(f) Limitations on Indemnification. The Parties’ rights to indemnification hereunder are subject to the following limitations:

(i) Except for claims made prior to the anniversary of the Closing Date but not yet resolved, any claim for indemnification hereunder may not be pursued and is hereby released by the Parties and irrevocably waived upon and after the anniversary of the Closing Date.

(ii) Chaparral may not seek indemnification against the Trust Fund and may only seek indemnification hereunder against Parent.

(iii) Notwithstanding anything contained herein to the contrary, Chaparral and the Chaparral Stockholders hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against all other entities controlled by Parent or its officers and directors; provided, however, that claims for fraud are not waived hereby.

(iv) Notwithstanding anything contained herein to the contrary, Parent and its affiliates hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against all other entities controlled by Chaparral or its officers and directors; provided, however, that claims for fraud are not waived hereby.

5.4 Public Announcements. Parent and Chaparral agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or Chaparral may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or Chaparral in compliance with this Agreement.

5.5 Public Filings. The Parties shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable Blue Sky laws and the rules and regulations thereunder, including filing a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent will promptly advise Chaparral of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto, or requests by the SEC for additional information. No filing with respect to the Merger and the transactions contemplated thereby, and no amendment or supplement to such filings, shall be made without the prior written approval of Chaparral, which approval shall not be unreasonably withheld, delayed or conditioned. If at any time prior to the Effective Time, any information relating to Parent or Chaparral, or any of their respective affiliates, officers or directors, should be discovered by Parent or Chaparral that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders and warrantholders (if applicable) of Parent.

5.6 Reservation of Stock. Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and delivery such number of shares of Parent Common Stock as shall be required for issuance and delivery of the Merger Consideration. Parent covenants it will authorize or cause to be authorized such number of shares of Parent Common Stock as shall be sufficient to issue the Merger Consideration.

5.7 Stockholder Meeting and Warrantholder Meeting; Proxy. As promptly as practicable following the execution of this Agreement, Parent, acting through its Board of Directors, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a special meeting of the stockholders of Parent (the “Stockholder Meeting”) for the purposes of considering and taking action upon: (i) the amendment to the Amended and Restated Certificate of Incorporation of Parent substantially in the form set forth on Exhibit D (the “Parent Amended and Restated Certificate of Incorporation”), (ii) approval of the Merger, including the issuance of the Merger Consideration and (iii) the authorization and establishment by Parent of a long-term incentive option plan substantially in the form set forth on Exhibit E (the “Long-Term Incentive Plan”) (collectively, the “Stockholder Matters”);

(b) duly call, give notice of, convene and hold a special meeting of the warrantholders of Parent (the “Warrantholder Meeting”) for the purposes of considering certain amendments to the terms of the Warrant Agreement dated December 11, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering all of the Warrants, which must be approved by a majority in interest of the Warrants (the “Required Warrantholder Vote”), to allow for the redemption or restructure of the Warrants within ninety (90) days of the Closing Date (the “Warrant

Restructure”, and collectively with the Stockholder Matters, the “Proxy Matters”) (collectively, the “Warrantholder Proposal”). The terms of any amendment to the Warrant Agreement to allow for the Warrant Restructure must be mutually agreeable to Parent and Chaparral. Parent shall cause its investment bankers listed on Section 3.21 of the Parent Disclosure Schedule to keep Chaparral regularly apprised of the status of the negotiations with respect to the Warrant Restructure and any expected or anticipated terms and conditions of the Warrant Restructure;

(c)(i) use commercially reasonable efforts to solicit the approvals required by the stockholders and warrantholders of Parent and (ii) include in the Proxy Statement (A) the Board of Directors’ recommendation to the stockholders and warrantholders of Parent that they vote in favor of all Proxy Matters and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent may adjourn or postpone the Stockholder Meeting or Warrantholder Meeting as and to the extent required by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders and warrantholders as promptly as practicable after the Proxy Statement is declared effective by the SEC. Chaparral shall cooperate and assist Parent and its counsel in preparing the Proxy Statement and acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding Chaparral and its management, operations and financial condition. Chaparral shall make its managers, directors, officers, employees and consultants available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, Chaparral shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved any information provided by Chaparral and the Chaparral Stockholders. If, prior to the Effective Time, any event occurs with respect to Chaparral, or any change occurs with respect to other information supplied by Chaparral or inclusion in the Proxy Statement, Chaparral shall promptly notify Parent of such event, and Chaparral and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and warrantholders; and

(d) promptly transmit any amendment or supplement to its stockholders or warrantholders, if at any time prior to the Stockholder Meeting or Warrantholder Meeting, respectively, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

5.8 Directors and Officers of Parent; Consultants.

(a) Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 5.8 of the Parent Disclosure Schedules are elected to the positions of officers of Parent effective immediately after the Closing.

(b) Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in the Proxy Statement (which are selected pursuant to the methodology set forth in Section 5.8 of the Parent Disclosure Schedules) are elected to the positions of directors of Parent effective immediately after the Closing.

5.9 Hart-Scott-Rodino Filing. If required pursuant to the Hart-Scott-Rodino Act, as promptly as practicable after the date of this Agreement, Parent and Chaparral shall each prepare and file the notifications required of them thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of them by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and Chaparral shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Parent and Chaparral shall split equally all filing fees relating to such filing.

5.10 Use and Disbursement of Trust Fund. Parent shall use commercially reasonable efforts to maximize the amount remaining in the Trust Fund at Closing after payment in full of any Taxes then due and owing, the deferred underwriting fee owed to Deutsche Bank Securities Inc. and Maxim Group LLC as set forth in Section 3.21 of the Parent Disclosure Schedules, any reasonable fees and expenses payable to Parent’s investment bankers as set forth in Section 3.21 of the Parent Disclosure Schedules, any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors, any amounts paid or payable to Parent stockholders, warrantholders or unit holders for repurchase, redemption, exchange or conversion of their Parent Common Stock or Units or repurchase, redemption, restructure, exchange or conversion of their Warrants (including the Warrant Redemption), and any other of Parent’s or Merger Sub’s reasonable unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby, including, without limitation any due diligence expenses incurred.

5.11 Tax Treatment. Each of the Parties shall use commercially reasonable efforts to cause the Merger and the Short-Form Merger described in Section 5.14, collectively, to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger and the Short-Form Merger, collectively, qualifying as a reorganization under Section 368(a) of the Code. Chaparral and Parent shall treat the Merger Consideration received in the Merger by holders of Chaparral Common Stock as property permitted to be received by Section 354 of the Code without the recognition of gain. Each of Chaparral and Parent covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger and the Short-Form Merger, collectively, as a reorganization as described in this Section 5.11. Each of Chaparral and Parent agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other Party in writing of such fact or circumstance. Each of Chaparral and Parent will comply with all reporting and record-keeping obligations set forth in the Code and the Department of Treasury regulations that are consistent with the Merger and the Short-Form Merger, collectively, qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

5.12 New York Office. The initial 2010 annual budget for overhead expenses to maintain a New York City office at the corporate headquarters of the Sponsor shall be $1,200,000 (excluding any compensation John A. Catsimatidis receives as Executive Chairman of the Board). The New York office will be used to support the usual activities of an Executive Chairman of the Board of Directors and/or other New York-based directors, as well as serving as a New York base for senior officers of Parent when they are in New York, with such budget to encompass occupancy expenses as well as other corporate expenses related to that office.

5.13 Change of Parent Year-End. As soon as reasonably practicable following the Effective Time, Parent shall file all forms, make all elections, obtain all approvals and take any and all other actions necessary to change its year-end from August 31 to December 31 for both financial reporting and tax reporting purposes.

5.14 Merger of Surviving Company into Parent. Concurrently with the Closing, the Surviving Company shall be merged with and into Parent pursuant to Section 253 of the DGCL (the “Short-Form Merger”). As a result of the Short-Form Merger, the separate corporate existence of the Surviving Company shall cease and Parent shall continue as the surviving corporation of the Short-Form Merger.

5.15 Indemnification of Directors and Officers. The certificate of incorporation and by-laws of Parent and Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of Chaparral as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, agents or employees of Chaparral. Parent shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Chaparral with respect to matters occurring prior to the Closing; provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). After Closing and except for actions, suits, proceedings, hearings, investigations and claims by any Parent Indemnified Party pursuant to Section 5.3(a), Parent will indemnify each individual who served as a director, officer or employee of Chaparral at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations and claims including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a) Parent Stockholder Approval.

(1) The Required Parent Vote with respect to the Stockholder Matters shall have been obtained in accordance with the DGCL, and

(2) The stockholders of Parent holding forty percent (40%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their redemption rights under Parent’s Certificate of Incorporation, as amended, to redeem their shares of Parent Common Stock into a cash payment from the Trust Fund.

(b) Warrantholder Proposal and Warrant Restructure. Parent shall have received the Required Warrantholder Vote to allow for the amendment of the Warrant Agreement to reflect the Warrantholder Proposal and the terms upon which the Warrant Restructure are then expected to occur shall be mutually agreeable to Parent and Chaparral.

(c) Antitrust Laws. If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(d) Requisite Regulatory Approvals and Consents. The Requisite Regulatory Approvals and all Consents from third parties required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(f) Updating of Disclosure Schedules. Final versions of the Parent Disclosure Schedules and Chaparral Disclosure Schedules shall have been delivered by the appropriate Party to the other Parties hereto and such schedules shall have been certified as the final, true, correct and complete schedules of such Party.

(g) Litigation. There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the Merger or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

(h) Incentive Plan. Parent’s Board of Directors shall have adopted the Long-Term Incentive Plan.

(i) Amended and Restated Bylaws. Parent’s Board of Directors shall have amended and restated the bylaws of Parent in substantially the form attached hereto as Exhibit H.

(j) Continuing Directors. Chaparral shall take all such actions required so that all designees to Parent’s Board of Directors will qualify as “Continuing Directors”, as that term is defined in Chaparral’s existing indentures.

(k) Revolving Credit Facility and ISDA Agreements. Chaparral’s existing revolving credit facility with JP Morgan Chase Bank, N.A. and the other lender parties thereto, as well as those certain ISDA Master Agreements by and between Chaparral and (i) Bank One, Oklahoma, N.A. dated March 8, 1999, (ii) Bank of America, N.A. dated December 9, 2003, (iii) The Royal Bank of Scotland dated December 22, 2004, (iv) Comerica Bank dated July 2005, (v) Fortis Capital (vi) Calyon dated October 31, 2006 and (vii) eight (8) trade tickets with the Bank of Montreal for which there is no ISDA Master Agreement, shall have been modified and extended or replaced on terms satisfactory to Parent and Chaparral.

(l) Employment Agreements. Employment Agreements shall have been offered to the officers set forth on Section 5.8 of the Parent Disclosure Schedules on substantially the terms and conditions set forth on Exhibit F attached hereto.

(m) Indemnification Agreements. Indemnification Agreements shall have been offered to (i) each person that will serve as a director of Parent immediately following Closing and (ii) the each of the persons serving as either Executive Chairman, Chief Executive Officer, President, Chief Financial Officer or General Counsel of Parent immediately following Closing in substantially the form attached hereto as Exhibit G.

(n) Listing on NYSEA. The Parent Common Stock shall remain listed on the NYSEA or listed on a national exchange as of the Closing Date.

6.2 Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Chaparral and the Subsidiaries set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b) Agreements and Covenants. Chaparral shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Chaparral shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Chaparral, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), (b), (e) and (f).

(d) Secretary’s Certificate. Chaparral shall have delivered to Parent a true copy of the resolutions of the Board of Directors of Chaparral authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Chaparral or similar officer.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Chaparral’s or its Subsidiaries’ business since the date of this Agreement.

(f) Chaparral Stock Certificates. The Chaparral Stockholders shall have delivered to Parent, the Chaparral Stock Certificates accompanied by duly executed stock powers representing 100% of the issued and outstanding Chaparral Common Stock.

(g) Legal Opinion. Parent shall have received an opinion of Chaparral’s counsel, McAfee & Taft, in form and substance to be agreed upon by the Parties and their respective counsel (but including, without limitation, that the Merger and the election of directors of Parent and Chaparral complies in all respects with Chaparral’s existing indentures and revolving credit agreements), addressed to Parent, and dated as of the Closing Date.

(h) Lock Up Agreements. Parent shall have received the Chaparral Stockholders Lock Up Agreements.

(i) Fairness Opinion. Parent shall have received a fairness opinion from an independent investment bank reasonably acceptable to Chaparral stating the Merger Consideration to be paid by Parent is fair, from a financial point of view, to the stockholders of Parent.

(j) Chaparral Financials. Chaparral shall have filed with the SEC its financial statements for the three and nine months ended September 30, 2009, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act.

(k) Indemnification Escrow Agreement. Parent shall have received a copy of the Indemnification Escrow Agreement duly executed by each of the Chaparral Stockholders and the escrow agent.

6.3 Conditions to Obligations of Chaparral.

The obligations of Chaparral to consummate the Merger are subject to the satisfaction or waiver by Chaparral, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of Parent of those persons currently on the Board of Directors of Parent who are not named as directors following the Effective Time in the Proxy Statement.

(c) Officer Certificate. Parent shall have delivered to Chaparral a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), (b) and (e).

(d) Secretary’s Certificate. Parent shall have delivered to Chaparral a true copy of the resolutions of the Board of Directors of Parent authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Parent’s business since the date of this Agreement.

(f) Legal Opinion. Chaparral shall have received opinions of Parent’s and Merger Subs’ counsel, Ellenoff Grossman & Schole LLP, in form and substance to be agreed upon by the Parties and their respective counsel, addressed to Chaparral, and dated as of the Closing Date.

(g) Amount in Trust. The cash amount available from Parent, including the amount in the Trust Fund, for working capital of Parent following the Closing shall be not less than $250,000,000 after (i) payment in full of the investment banking fees set forth on Section 3.21 of the Parent Disclosure Schedules, (ii) payment in full of any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors, (iii) payment in full of any amounts paid or payable to Parent stockholders, or unit holders for repurchase, redemption, exchange or conversion of their Parent Common Stock or the Parent Common Stock included in the Units, (iv) the deduction of an amount equal to the maximum amount that may be payable to warrantholders for the repurchase, redemption, restructure, exchange or conversion of their

Warrants (including the Warrant Redemption), and (v) payment in full of any other of Parent’s or Merger Sub’s unpaid reasonable costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby, including, without limitation any due diligence expenses incurred.

(h) Restructuring and Redemption of URI and Sponsor Warrants. The URI Warrants shall have been redeemed or restructured pursuant to the same conditions and terms as the redeemed or restructured Warrants as contemplated by the Proxy Statement and, in the event the Warrants are restructured, the Sponsor Warrants shall have been restructured pursuant to the same conditions and terms as the restructured Warrants.

(i) Termination of Parent Affiliate Transactions. Except as set forth on Section 6.3(i) of the Parent Disclosure Schedules, Parent shall have terminated all contracts and arrangements related to Parent Affiliate Transactions.

(j) Resignation of Parent Officers and Directors. Except for those executive officers and directors continuing in their capacities after the Effective Time as set forth in the Proxy Statement, each executive officer and director of Parent shall have tendered his or her resignation effective as of the Effective Time.

(k) No Change in Parent Capitalization. Except for (i) any change in the outstanding number of Warrants resulting from the Warrant Redemption and (ii) any change in the outstanding number of shares of Parent Common Stock or Warrants resulting from any repurchase, redemption, restructure, exchange or conversion of Parent Common Stock and/or Warrants by Parent as contemplated herein and in the Proxy Statement, there shall have been no change in the number of authorized, issued and outstanding Parent Common Stock, Warrants and Units from the date of this Agreement until Closing.

(l) Amendment to Securities Escrow Agreement. Chaparral shall have received a copy of the Securities Escrow Agreement Amendment in accordance with Section 1.5 of this Agreement and containing terms that are otherwise reasonably satisfactory to Chaparral duly executed by Parent, the Sponsor and the escrow agent.

(m) Parent Financials. If the Closing takes place on or after November 30, 2009, Parent shall have filed with the SEC its financial statements for the fiscal year ended August 31 2009, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act.

(n) Amendment to Registration Rights Agreement. The Registration Rights Agreement dated December 11, 2007 by and between Parent and the Sponsor (the “Registration Rights Agreement”) shall have been amended to (i) add Fischer Investments, L.L.C., an Oklahoma limited liability company (“Fischer Investments”), Altoma Energy G.P., an Oklahoma general partnership (“Altoma”), and CHK Holdings, L.L.C., an Oklahoma limited liability company (“CHK”) as signatories to the Registration Rights Agreement, (ii) provide that all of (x) the Parent Common Stock owned by the Sponsor, Fischer Investments, Altoma and CHK immediately following the Closing, and (y) the Earn-Out Shares or Sponsor Earn-Out Shares, as applicable, issued and released from escrow under the Indemnification Escrow Agreement or the Securities Escrow Agreement Amendment, as applicable, to the Sponsor, Fischer Investments, Altoma and CHK in accordance with Sections 1.4 and 1.5 of this Agreement, and (iii) provide that Fischer Investments will have four (4) demand registrations and that each of the Sponsor, Altoma and CHK will have two (2) demand registrations with respect to their shares of Parent Common Stock covered by the Registration Rights Agreement. The Registration Rights Agreement shall provide that the Sponsor, Altoma or CHK, as applicable, shall receive an additional demand registration right each time that the Sponsor, Altoma or CHK, as applicable, (i) requests a demand registration, and (ii) in the registration process, the number of shares that the Sponsor, Altoma or CHK, as applicable, is requesting be registered is limited, reduced or cut back by 20% or more (such shares being referred to as the “Cut Back Shares”); provided that (A) no more than two (2) additional demand registration rights may granted to each of the Sponsor, Altoma and CHK, and (B) any such additional demand registration shall be lost if, subsequent to receiving the additional demand registration right, the recipient has an opportunity to exercise “piggyback” rights under the Registration Rights Agreement with respect to the Cut Back Shares and the recipient does not, for any reason, exercise those “piggyback” rights.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, neither Parent nor Chaparral may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the action or inaction of such Party or its affiliates.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent and the Chaparral Stockholders, as follows:

(a) by mutual written consent of Chaparral and Parent, as duly authorized by the Board of Directors of Parent and the Board of Directors of Chaparral;

(b) by written notice by either Parent or Chaparral if the Closing conditions set forth in Section 6.1 have not been satisfied by Chaparral or Parent, as the case may be (or waived by Parent or Chaparral as the case may be) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of Parent on or before December 11, 2009. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or inaction is the primary cause of, or resulted in, any such condition set forth in Section 6.1 to fail to be fulfilled;

(c) by written notice by either Parent or Chaparral, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d) by written notice by Parent, if (i) there has been a breach by Chaparral of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Chaparral shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(e) by written notice by Chaparral, if (i) there has been a breach by Parent or Merger Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(f) by written notice by Parent if the Closing conditions set forth in Section 6.2, other than Sections 6.2(a) and 6.2(b) (which are addressed by Section 7.1(d)), have not been satisfied by Chaparral (or waived by Parent) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of Parent on or before December 11, 2009. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.2 to not be satisfied; or

(g) by written notice by Chaparral if the Closing conditions set forth in Section 6.3, other than Sections 6.3(a) and 6.3(b) (which are addressed by Section 7.1(e)), have not been satisfied by Parent (or waived by Chaparral) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of Parent on or before December 11, 2009. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Chaparral if Chaparral is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.3 to not be satisfied.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Sections 4.2(c) and (d), this Section 7.2 and in Section 7.3 and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination. Without limiting the foregoing, and except as provided in Section 5.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1. Section 5.3, this Section 7.2 and Section 7.3 shall survive the termination of this Agreement.

7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, including this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Merger or any other related transaction is consummated. Upon the Closing, Parent will be responsible for any unpaid Expenses incurred by Chaparral and Parent in connection with the Merger. Each Party shall, upon the request of the other Party, disclose the costs that such Party has incurred or anticipates to incur with respect to the Merger and the transactions contemplated herein.

(b) If (i) Parent obtains stockholder approval to extend its corporate existence beyond December 11, 2009, and (ii) prior to obtaining the Required Parent Vote on the Stockholder Matters, the Parent board of directors shall have (1) effected or authorized a change in its recommendation to the stockholders of Parent to approve the Merger and (2) consummated a transaction with a company other than Chaparral prior to June 11, 2010, then Parent shall pay to Chaparral $2,000,000. In the event of the foregoing, this Section 7.3(b) shall constitute the sole remedy and entire liability and damages of Parent to Chaparral as a result of the foregoing (for purposes of clarification, in the event of the foregoing, Chaparral shall not be entitled to any payment under Section 7.3(c)).

(c) If (i) all conditions to Closing of the Parties set forth in Article VI have been met or would be met on or before June 11, 2010 but for a failure of a condition caused by the action or inaction of Parent or its affiliates, and (ii) Parent elects not to consummate the Merger for any reason other than set forth in Section 7.1(a), Sections 7.1(b)—(c) (not caused by the action, inaction or the fault of Parent or its affiliates), Section 7.1(d) and/or Section 7.1(f) (not caused by the action, inaction or the fault of Parent or its affiliates), then Parent shall reimburse Chaparral for all of its reasonable and actual out of pocket costs incurred in connection with this Agreement and the transactions contemplated by this Agreement, which reimbursed expenses shall not exceed $750,000, such amount to be paid solely and exclusively from the $3,700,000 of working capital of Parent.

Nothing in this Section 7.3 shall be deemed to require Parent to extend its corporate existence beyond December 11, 2009.

7.4 Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by Chaparral, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1 Trust Fund Waiver. Reference is made to the final prospectus of Parent, dated December 11, 2007 (the “Prospectus”). Chaparral understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination. Chaparral agrees that Chaparral does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Chaparral, on the one hand, and Parent and/or Merger Sub, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Chaparral hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. To the extent Chaparral commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or Merger Sub, which proceeding seeks, in whole or in part, monetary relief against Parent or Merger Sub, Chaparral hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit Chaparral (or any party claiming on Chaparral’s behalf or in lieu of Chaparral) to have any claim against the Trust Fund or any amounts contained therein. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. Any covenant that by its terms contemplates performance after the Effective Time shall survive beyond the Closing Date, and the representations and warranties contained herein shall survive for a period of one year from the Closing Date.

9.2 Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Chaparral, to:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

Attention: Mark A. Fischer

Facsimile: (405) 425-8410

with a copy to (but which shall not constitute notice to Chaparral):

McAfee & Taft, A Professional Corporation

10th Floor, Two Leadership Square

Oklahoma City, Oklahoma 73114

Attention: David Ketelsleger, Esq.

Facsimile: (405) 228-7436

(ii)	if to Parent or Merger Sub, to:

United Refining Energy Corp.

823 Eleventh Avenue New York, NY 10019

Attention: John A. Catsimatidis

Facsimile: (212) 202-7975

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Attention: Martin Bring, Esq.

Facsimile: (212) 370-7889

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The Parties hereby: (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub, and Chaparral agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub, and Chaparral irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties: (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (b) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (d) the term “knowledge,” when used with respect to Chaparral, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of Chaparral), of the executive officers and directors of Chaparral, and, when used with respect to Parent and Merger Sub, shall mean the knowledge, after reasonable inquiry, of the executive officers and directors of Parent and Merger Sub, and (e) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto and the disclosure schedules referred to herein, which exhibits, schedules and disclosure schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by Chaparral or Parent or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

9.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.12 Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Reorganization to be signed and delivered by their respective duly authorized officers as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chairman, President & CEO

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman and Chief Executive Officer

CHAPARRAL SUBSIDIARY, INC.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Exhibit A

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Tile 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Chaparral Energy, Inc., and the name of the corporation being merged into the surviving corporation is Chaparral Subsidiary, Inc.

SECOND: The Agreement and Plan of Reorganization, dated October 9, 2009, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The surviving corporation shall be Chaparral Energy, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of Chaparral Energy, Inc., and such Certificate of Incorporation is hereby amended to change the name of Chaparral Energy, Inc. to “Chaparral Subsidiary, Inc.”

FIFTH: The merger is to become effective as of the date hereof.

SIXTH: The Agreement and Plan of Reorganization, dated October 9, 2009, is on file at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Reorganization, dated October 9, 2009, will be furnished by the surviving corporation upon request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the     day of                     , 2009.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

Exhibit B

	Beneficial Ownership of Chaparral Before Transaction	Percentage Ownership of Chaparral Shares(1)	Beneficial Ownership of Parent After Transaction(2)	Beneficial Ownership of Escrow Shares
Fischer Investments, L.L.C.	372,500	42.5%	24,635,120	2,123,717
Altoma Energy, GP	224,500	25.6%	14,847,206	1,279,932
CHK Holdings, LLC	280,000	31.9%	18,517,674	1,596,351

Total	877,000	100.0%	58,000,000	5,000,000

(1)	Earn-out Shares will be distributed to Chaparral shareholders in accordance with the percentages set forth in the table above.

(2)	Excludes the Escrow Shares.

Exhibit C

LOCK UP AGREEMENT

To:	United Refining Energy Corp.

823 Eleventh Avenue

New York, NY 10019

Re: Proposed Business Combination Involving United Refining Energy Corp. and Chaparral Energy, Inc.

1.	Acknowledgement. The undersigned acknowledges that United Refining Energy Corp. (“United”) and Chaparral Energy, Inc. (“Chaparral”) are intending to complete a proposed business combination pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”) dated October 9, 2009 between United, Chaparral and Chaparral Subsidiary, Inc., a wholly-owned subsidiary of United. In consideration of the transactions contemplated by the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), the undersigned covenants and agrees with United as follows with respect to the shares of United common stock issued or issuable to the undersigned (or to persons or entities with respect to which the undersigned would have beneficial ownership of such shares within the rules and regulations of the Securities and Exchange Commission) whether pursuant to the Merger Agreement as Stock Consideration or Earn-Out Shares (as such terms are defined in the Merger Agreement) or issued and held in escrow as Sponsor Earn-out Shares (as such term is defined in the Merger Agreement) (the “United Shares”). The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein.

2.	Lock-Up. The undersigned represents and warrants to United that, for the duration of the Lock-Up Period (as defined below), the undersigned will not, directly or indirectly: (i) offer, sell, issue, contract to sell, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any United Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any United Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any United Shares, whether or not such transaction is to be settled by delivery of United Shares, other securities, cash or other consideration, or (iii) engage directly or indirectly in any transaction, the likely result of which would involve a transaction prohibited by either of clauses (i) or (ii). The undersigned shall not be prohibited from pledging the undersigned United Shares so long as any pledgee receiving such pledge agrees in writing to be bound by the terms of this Lock Up Agreement; provided that the undersigned may not pledge any United Shares, if any, that are held in escrow pursuant to the Indemnification Escrow Agreement or the Securities Escrow Agreement (as such terms are defined in the Merger Agreement). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of any United Shares even if such United Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the United Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the United Shares. The undersigned agrees and consents to the entry of stop transfer instructions with United’s transfer agent and registrar against, and authorizes United to cause the transfer agent and registrar to decline, the transfer of relevant securities held by the undersigned except in compliance with the foregoing restrictions. The restrictions set forth in this paragraph shall not apply to transactions relating to United Shares or other securities acquired in open market transactions after completion of the Merger.

3.

Lock-Up Period. For the purposes hereof, the “Lock-Up Period” shall mean (i) with respect to all of the United Shares which constitute the Stock Consideration (as such term is defined in the Merger Agreement), the period beginning on the Closing Date (as such term is defined in the Merger Agreement) and ending on the date that is the one year anniversary of the Closing Date and (ii) with respect to all of the United Shares that constitute Earn-Out Shares or Sponsor Earn-Out Shares (as such terms are defined in the Merger Agreement), the period beginning on the date on which such Earn-Out Shares or Sponsor Earn-Out Shares, as applicable, are deemed earned and ending on the date that is the six month anniversary of such date.

4.	Conditions Precedent. United and the undersigned hereby acknowledge and agree that the execution and delivery of this lockup is conditioned on the execution and delivery of an identical lockup agreement by each of [Fischer Investments, L.L.C., Altoma Energy G.P., CHK Holdings, LLC and United Refining, Inc.]. In addition, if the restrictions of any other lock-up agreement are released, reduced or waived for any of the foregoing parties or persons, such release, modification or waiver will be automatically extended to the undersigned and notice of such action will be provided to the undersigned.

5.	Termination. This agreement shall be terminated only upon the earlier of (i) the termination of the Merger Agreement and (ii) one calendar day following the date that the applicable Lock-Up Period ends as provided in paragraph 3 hereof. The undersigned further understands that this agreement is irrevocable, and that all authority herein conferred or agreed to be conferred shall survive death or incapacity of the undersigned and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

6.	Damages. The undersigned recognizes and acknowledges that this agreement is an integral part of the Merger Agreement and that a breach by the undersigned of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it may not have an adequate remedy at law for money damages. Therefore, the undersigned agrees that in the event of any such breach, United shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the undersigned agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable therein (without regard to conflict of laws principles).

8.	Facsimile. United and the undersigned shall be entitled to rely on delivery of a facsimile copy hereof which shall be legally effective to create a valid and binding agreement of the undersigned and United in accordance with the terms hereof.

9.	Counterparts. This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.	Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this agreement.

Signature of Witness	[Name]

Name of Witness (please print)

Address and fax number of [Name]

Number of United Refining Energy Corp. Common Shares subject to this Lock Up Agreement

The foregoing is agreed and accepted as of the     day of                     , 2009.

United Refining Energy Corp.

By:
Name:
Title:

Exhibit D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF UNITED REFINING ENERGY CORP.

United Refining Energy Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is United Refining Energy Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 25, 2007 under the name of United Refining Energy Corp. The original Certificate of Incorporation was amended on December 4, 2007 and on December 11, 2007.

2. This Amended and Restated Certificate of Incorporation of United Refining Energy Corp., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation of the Corporation, as amended.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this [    ] day of December, 2009.

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name: John A. Catsimatidis
Title: Chairman and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF UNITED REFINING ENERGY CORP.

FIRST: The name of the corporation is Chaparral Energy, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, Dover, Delaware 19901, County of Kent. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 360,000,000, of which 350,000,000 shares shall be Common Stock of the par value of $.0001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effect by any consent in writing by such stockholders.

FIFTH: The number of directors shall be fixed from time to time exclusively by the resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) and not more than thirteen (13) members. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At each annual stockholders’ meeting after the adoption of this Second Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. To the maximum extent permitted by law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses incurred by then, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active or deliberate dishonestly, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under law or applicable contract.

Neither the amendment nor repeal of this Article Seventh, nor the adoption or amendment of any other provision of this Certificate of Incorporation inconsistent with the Article Seventh shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit to claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Exhibit E

UNITED REFINING ENERGY CORP.

2009 LONG-TERM INCENTIVE PLAN

1. Purpose of the Plan.

The United Refining Energy Corp. 2009 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of United Refining Energy Corp., a Delaware corporation (the “Company”) and its successors, by encouraging officers, employees, non-employee directors and consultants of the Company and its Affiliates to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity in which the Company, directly or indirectly, owns 50% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code) and (iii) any “subsidiary corporation” of any such parent (as defined in Section 424(f) of the Code) thereof.

“Award” shall mean any Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares, Other Stock-Based Award or Cash Award.

“Award Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

“Cash Award” shall mean an award payable in cash granted pursuant to Section 6(f) of the Plan.

“Change in Control” shall mean the occurrence of any one of the following:

(a) the consummation of any transaction (including without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual or “person” (as such term is used in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities;

(b) the individuals who, as of the effective date of the Plan, constitute the Board (the “Original Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the then incumbent Board shall be considered as though such individual were a member of the Original Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or (ii) a plan or agreement to replace a majority of the members of the Board comprising the then incumbent Board;

(c) the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company to an unrelated person; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

Provided however, solely with respect to any Award that is subject to Section 409A of the Code, the provisions of Section 409A and the regulations promulgated thereunder shall define a “Change in Control” for the purpose of such Award.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the Compensation Committee of the Board or, if none, the Board.

“Company” shall mean United Refining Energy Corp., a Delaware corporation.

“Consultant” shall mean any individual, other than a director or an Employee, who renders consulting or advisory services to the Company or an Affiliate for a fee.

“Covered Person” shall mean a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations or guidance issued by the Internal Revenue Service thereunder, including Notice 2007-49.

“Non-Employee Director” shall mean a director of the Company that is not also an employee of the Company, as defined in Rule 16b-3.

“Employee” shall mean any employee of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Shares, the fair market value determined in good faith by the Committee, which may be conclusively deemed by the Committee to be the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” shall mean an option granted under Section 6(a) of the Plan. Options granted under the Plan may constitute “incentive stock options” for purposes of Section 422 of the Code or nonqualified stock options that are not intended to satisfy the requirements of Section 422 of the Code.

“Other Stock-Based Award” shall mean an award granted pursuant to Section 6(g) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.

“Participant” shall mean any director, Employee or Consultant granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Objectives” means the objectives, if any, established annually by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described (i) in terms of

Company-wide objectives, (ii) in terms of objectives that are related to performance of a region, division, district, subsidiary, department or function within the Company or a subsidiary in which the Participant receiving the Award is employed or (iii) in individual or other terms, and which will relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net earnings; (ii) operating income; (iii) earnings before interest and taxes (“EBIT”); (iv) earnings before interest, taxes, depreciation, and amortization expenses (“EBITDA”); (v) earnings before taxes and unusual or nonrecurring items; (vi) net income before interest, income and franchise taxes, depreciation and amortization expenses, and any unusual or non-recurring non-cash expenses or income (“Company EBITDA”); (vii) revenue; (viii) return on investment; (ix) return on equity; (x) return on total capital; (xi) return on assets; (xii) total stockholder return; (xiii) return on capital employed in the business; (xiv) stock price performance; (xv) earnings per share growth; (xvi) cash flows; (xvii) proved oil and gas reserves; (xviii) oil and gas production; and (xix) expenses. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. A Performance Objective need not be based on an increase or a positive result under a particular business criterion and may include, for example, maintaining the status quo or limiting economic losses.

“Person” shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

“Plan” shall mean the plan described in Section 1 of the Plan and set forth in this document, as amended from time to time.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Sections 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.0001 par value, and such other securities or property as may become the subject of Awards under the Plan.

3. Administration.

a. General. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or the acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

b. Committee Authority. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. No member of the Committee shall vote or act upon any matter relating solely to himself and grants of Awards to members of the Committee must be ratified by the Board. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

c. Delegation. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

d. Indemnification. No member of the Board or Committee or officer of the Company to whom the Committee has delegated authority shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and Committee and its designees shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

4. Shares Available for Awards.

a. Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be up to 7,500,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, an Other Stock-Based Award that can be satisfied only by the payment of cash.

b. Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares and shall be fully paid and nonassessable.

c. Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award.

5. Eligibility.

Any Employee, Non-Employee Director or Consultant shall be eligible to be designated a Participant and receive an Award under the Plan.

6. Awards.

a. Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

i. Exercise Price & Grant Date. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on such grant date. The grant date shall not be earlier than the date on which the Committee approves such grant.

ii. Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may include the achievement of one or more Performance Objectives), and the method or methods by which, and the form or forms, in which payment of the exercise price with respect thereto may be made or deemed to have been made (which may include, without limitation, cash, check acceptable to the Company, Shares held for the period required to avoid a charge to the Company’s reported financial earnings and owned free and clear of any liens, claims, encumbrances or security interests, outstanding Awards, a “cashless” or “cashless- broker” exercise (through procedures approved by the Committee and the Company), other securities or other property, notes approved by the Committee, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price); provided, however, in order to exercise an Option, the Person or Persons entitled to exercise the Option shall deliver to the Company payment in full for the Shares being purchased and, unless other arrangements have been made with, or procedures have been established and approved by, the Committee for a cashless or cashless-broker exercise less any required withholding taxes.

iii. Incentive Stock Options. The aggregate number of Shares with respect to Incentive Stock Options that may be granted under the Plan shall be up to 1,500,000 Shares. The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company and its parent corporation and subsidiary corporations, within the meaning of Section 424 of the Code. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) exercisable for the first time during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Shares in excess of $100,000 shall be classified as nonqualified stock options. No Option that is an incentive stock option shall be exercisable after the expiration of 10 years from its date of grant. Notwithstanding anything herein to the contrary, in no event shall any person owning stock possessing more than 10% of the total combined voting power of the Company and its Affiliates be granted an incentive stock option hereunder unless (1) the Option exercise price shall be at least 110% of the Fair Market Value of the Shares subject to such Option at the time the Option is granted and (2) the term during which such Option is exercisable does not exceed five years from its date of grant.

iv. Limits. The maximum number of Options that may be granted to any Participant during any calendar year shall not exceed 500,000 Shares.

b. Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted

Stock to be granted to each Participant, the duration of the Restricted Period during which, and the conditions, including Performance Objectives, if any, under which if not achieved, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

i. Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested in additional shares of Common Stock, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion.

ii. Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

iii. Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant’s employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

iv. Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(h)(i).

v. Limits. The maximum number of Shares of Restricted Stock that may be granted to any Participant during any calendar year shall not exceed 250,000 Shares.

c. Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount (e.g., $100 per award unit) at the time of grant and confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such Performance Objectives during such performance periods as the Committee shall establish with respect to the Award.

i. Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. In the case of any Performance Award granted to a Covered Person in any calendar year, Performance Objectives shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations issued thereunder (including Treasury Regulation Section 1.162-27 and any successor regulation thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of Performance Objectives is “substantially uncertain” at the time of grant. In addition, achievement of Performance Objectives in respect of Performance Awards shall be measured over a performance period of not less than six (6) months and not more than one year, as specified by the Committee. Performance Objectives in the case of any Performance Award granted to a Covered Person shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. Subject to Section 8, the Committee shall not exercise discretion to increase any amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code.

ii. Payment of Performance Awards. Performance Awards, to the extent earned, shall be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum following the close of the performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made no later than the date that is 2 1/2 months after the end of the year in which the Performance Award is earned and vested under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. To the extent that settlement is to be made in Shares, the amount payable under a Performance Award shall be divided by the Fair Market Value per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash.

iii. Limits. The maximum value of Performance Awards that may be granted to any Participant during any calendar year shall not exceed $2,000,000.

d. Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant’s services to the Company. The maximum number of Bonus Shares that may be granted to any Participant during any calendar year shall not exceed 200,000 Shares.

e. Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

i. Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including Performance Objectives, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

ii. Limits. The maximum number of Phantom Shares that may be granted to any Participant during any calendar year shall not exceed 500,000.

f. Cash Awards. The Committee shall have the authority to determine the Participants to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Participant’s services to the Company or its Affiliates. If granted, a Cash Award shall be granted (simultaneously or subsequently) in tandem with another Award and shall entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award.

g. Other Stock-Based Awards. The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, including the Performance Objectives, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. The maximum number of Shares or value for which Other Stock-Based Awards may be granted to any Participant during any calendar year shall not exceed 250,000 Shares, if the Award is in Shares, or $2,000,000, if the Award is in dollars.

h. General.

i. Limits on Transfer of Awards.

(1) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable as specified in the terms of the Award Agreement only by the Participant during the

Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(2) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company). Any such attempted or purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void, ineffective and unenforceable against the Company or any Affiliate, and shall give no right to the purported transferee, and shall at the sole discretion of the Committee result in the forfeiture of the Award with respect to the Award involved in such attempted or perpetual transfer or encumbrance.

(3) Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, (1) a nonqualified stock option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish, and (2) an Award other than an Incentive Stock Option may be transferred pursuant to a qualified domestic relations order described in Section 414(p) of the Code.

ii. Term of Awards. Subject to the terms of the Plan, the term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

iii. Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

iv. Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

v. Delivery of Shares or other Securities upon Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company.

vi. Section 409A Considerations. Notwithstanding any other provision of the Plan to the contrary, any Award shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that Code Section apply to the Award.

7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

a. Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange or market on which the shares are traded and subject to Section 7(b) below, the Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person. Provided, however, no amendment to the Plan shall be made without the approval of the shareholders that would increase the total number of shares available for award under the Plan (except by operation of Section 4(c) of the Plan).

b. Amendments to Awards. Subject to (d) below, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall reduce the benefit to Participant without the consent of such Participant. In no event shall the Committee, if not the Board, take action without the approval of the Board that constitutes a “repricing” of an Option for financial accounting purposes, and any Board-approved repricing shall be inoperative and ineffective unless and until approved by the stockholders.

c. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to (d) below, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

d. Unilateral Amendments. The Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of the performance based compensation exception to Section 162(m) of the Code, to reflect a significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award. With respect to an Award that is intended to qualify for the performance- based compensation exception to Section 162(m) of the Code, subject to Section 8, the Committee (i) shall not take any action that would disqualify such Award as performance based compensation and (ii) must first certify that the Performance Objectives, if applicable, have been achieved before the Award may be paid.

8. Change in Control.

Notwithstanding any other provision of this Plan to the contrary and except as otherwise provided in the Award Agreement, in the event of a Change in Control of the Company, all such Awards shall become fully vested as of the date of such Change in Control of the Company (or such earlier time as set by the Committee), all restrictions, if any, with respect to such Awards shall lapse, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full (at the highest level). Unless the Company survives as an independent publicly traded company and unless otherwise determined by the Board in accordance with the immediately prior sentence, all Options outstanding at the time of the Change in Control shall terminate and the Optionee shall be paid, with respect to each Option, an amount in cash equal to the excess of the Fair Market Value of a Share over the Option’s exercise price, unless and except to the extent provision is made in writing in connection with such Change in Control event or transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue as fully vested and immediately exercisable Options in the manner and under the terms so provided.

9. General Provisions.

a. No Rights to Awards. No director, Employee, Consultant or other Person shall have any claim to be granted any Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards, and the terms and conditions of Awards need not be the same with respect to each recipient.

b. Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant shall have the right to direct the Company to satisfy the Company’s tax withholding obligation through the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

c. No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or other service relationship at any time, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

d. Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

e. Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

f. Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

g. Unfunded Plan. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund or funds. Neither the Plan nor any Award shall establish any kind of a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

h. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

i. Substitute Awards. Awards may be granted from time to time in substitution for similar awards held by employees or directors of other corporations who become Employees or non-employee directors of the Company or its Affiliates as the result of a merger or consolidation of such director or employee’s employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of such director or employee’s employing corporation, or the acquisition by the Company or any Affiliate of the stock of such director or employee’s employing corporation. The terms and conditions of substitute Awards granted shall comport with the terms and conditions set forth in the Plan.

j. Shareholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ agreement or repurchase agreement in such form as approved from time to time by the Board.

k. Gender, Tense and Headings. Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter and words used in the singular shall include the plural. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

l. No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

m. Section 162(m) Special Transition Rule. Should any class of Common Stock be registered under Section 12(g) of the Exchange Act, the Plan is intended to qualify for the transition relief provided under Treasury Regulation §1.162-27(f). Accordingly, all compensation realized by Participants in connection with Awards granted under the Plan within the reliance period described therein is intended to be exempt from the limitation on tax deductibility under Section 162(m) of the Code. For purposes of the Plan, the reliance period will expire on the earlier of (i) the expiration of the Plan, (ii) a “material modification” of the Plan (within the meaning of Treasury Regulation §1.162-27(h)(1)(iii)), (iii) the issuance of all Common Stock that has been allocated under the Plan, or (iv) the first meeting of stockholders of the Company at which non-employee directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Common Stock is first registered under Section 12(g) of the Exchange Act.

10. Effective Date of the Plan.

The Plan shall be effective on the date the common stock of the Company is first traded on a national stock exchange.

11. Term of the Plan.

No Award shall be granted under the Plan after the 10th anniversary of the earlier of the date this Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Exhibit F

Chaparral Energy, Inc. Employment Agreements

Proposed Term Sheet

The following is a summary of the proposed terms of employment agreements to be entered into by Chaparral Energy, Inc. (“Company”) and select employees of the Company (collectively, the “Agreement(s)”).

1. Position and Duties. Individuals holding the following positions will be offered an employment agreement: Chairman, Chief Executive Officer, President, Executive Vice President and Senior Vice President (collectively, “Executive(s)”). The Agreements will specify which position the Executive holds and the duties associated with such position.

2. Term. The Agreements would all provide for the establishment of an initial three-year term that would automatically renew for an additional two years upon each anniversary date unless adequate notice is provided.

3. Current Compensation Terms. Generally, the compensation terms will be in accordance with terms paid by other similar sized peer public companies:

(a) Salary and Bonus. The Agreements would provide for a specified minimum annual salary and outline a target annual incentive bonus as a percentage of annual salary, commensurate with the position held by the Executive.

(b) Long Term Equity Incentives. The Agreements would provide for a specified annual equity incentive grant as a percentage of annual salary.

(c) Welfare Benefits. The Executives will be entitled to participate in and be covered under all of the welfare plans or programs maintained by the Company.

(d) Vacation/PTO. The Executives will receive vacation in accordance with the corporate approved vacation policy.

4. Place of Performance. The Executives will perform the services at the Company’s principal offices (John Catsimatidis will perform the services in the Company’s New York office).

5. Termination. An Executive’s employment could terminate prior to the end of the employment term for the following reasons: death, disability, Cause, Good Reason, without Cause or voluntarily.

(a) Definition of Cause. “Cause” will generally include:

(i) Conviction or plea of no contest to a felony;

(ii) Acts of dishonesty intended to result in personal enrichment at the expense of the Company;

(iii) Willful failure to follow orders within the reasonable scope of Executive’s duties, if not cured within thirty (30) days; or

(iv) Performance of acts materially detrimental to the Company.

(b) Definition of Good Reason. “Good Reason” generally includes:

(i) Material diminution in an Executive’s authority or duties;

(ii) Material reduction in base salary;

(iii) Failure to require a successor to assume the Agreement; or

(iv) Relocation of the Executive more than 50 miles from his present employment without consent.

6. Compensation Upon Termination.

(a) Without Cause or by Executive for Good Reason.

(i) Lump sum payment of earned but unpaid base salary and bonus, a pro rata share of the current year’s bonus, accrued vacation through the date of termination and an amount equal to the Executive’s then total annual base salary plus annual incentive bonus multiplied by the number associated with his/her position as shown in the table below;

Position	Multiple
Chairman, Chief Executive Officer, President	3
Executive Vice President	2.5
Senior Vice President	2

(ii) Continued medical benefits for a period of eighteen (18) months following the date of termination, unless the Executive becomes reemployed and is eligible for benefits under another employer-provided plan prior to then end of the 18 months;

(iii) Reimbursement for reasonable business expenses incurred, but not paid, prior to the date of termination; and

(iv) Any other compensation or benefits due under the terms of any plans or programs of the Company.

(b) For Cause or by Executive without Good Reason.

(i) Earned but unpaid base salary and bonus and accrued vacation through the date of termination;

(ii) Reimbursement for reasonable business expenses incurred, but not paid, prior to the date of termination; and

(iii) Any other compensation or benefits due under the terms of any plans or programs of the Company.

(c) Disability.

(i) Earned but unpaid base salary and bonus, a pro rata share of the current year’s bonus, accrued vacation through the date of termination and disability benefits pursuant to the Company’s disability programs;

(ii) Reimbursement for reasonable business expenses incurred, but not paid, prior to the date of termination; and

(iii) Any other compensation or benefits due under the terms of any plans or programs of the Company.

(d) Death. Executive’s beneficiary or estate will receive the Executive’s earned but unpaid base salary and bonus as of the date of death, a pro rata share of the current year’s bonus, accrued vacation, unreimbursed business expenses and amounts due under any plans or programs of the Company.

7. Release. In consideration for payments made under 6(a), an Executive will execute a general release which releases Company from claims relating to or arising out of his/her employment relationship.

8. Non-Solicitation. For the twelve (12) months following the date of termination, the Executives agrees not to solicit Company’s customers or solicit or hire any employee of Company.

9. Best Net Payment. If a reduction in an amount owed to the Executive under this Agreement would result in a larger after-tax payout to Executive than receiving the total amount owed because of the avoidance of excise taxes that would otherwise be imposed under IRC § 4999, then notwithstanding anything to the contrary herein, the amount paid to Executive will be reduced to the minimum extent necessary to accomplish such result.

10. Arbitration. Any disputes which arise under the Agreements will be settled by arbitration in Oklahoma City, Oklahoma for all Executives except for John Catsimatidis. Any disputes which arise under the Agreement with John Catsimatidis will be settled by arbitration in New York City, New York. Company will reimburse the Executive for all legal fees and expenses reasonably connected with regard to the dispute should the Executive prevail.

11. Agreements Binding on Successors. Company will require any successor to expressly assume and agree to perform the Agreements in the same manner and to the same extent as would have been required of Company had no succession occurred.

Exhibit G

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is effective as of,                      2009, by and among Chaparral Energy, Inc., a Delaware corporation and successor by merger to United Refining Energy Corp. (the “Company”), and (the “Indemnitee”).

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify certain of its Authorized Representatives (as defined below) of the Company to the fullest extent permitted by applicable law so that they will serve or continue to serve as such free from undue concern that they will not be adequately protected;

WHEREAS, the Indemnitee is willing to serve and continue to serve as an Authorized Representative on the condition that he be so indemnified; and

WHEREAS, to the extent permitted by law, this Agreement is a supplement to and in furtherance of the provisions of the certificate of incorporation (the “Certificate”) and bylaws of the Company (the “Bylaws”), in each case as amended from time to time, or resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder;

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1. Services by the Indemnitee. The Indemnitee agrees to continue to serve at the request of the Company as an Authorized Representative. Notwithstanding the foregoing, the Indemnitee may at any time and for any reason resign from any such position.

2. Indemnification—General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, the Indemnitee as provided in this Agreement and to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of the Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

3. Proceedings Other Than Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or participant in any threatened, pending or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, the Company shall indemnify the Indemnitee against Expenses, judgments, penalties, fines and amounts paid in settlement (as and to the extent permitted hereunder) actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, if he also had no reasonable cause to believe his conduct was unlawful.

4. Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company shall indemnify the Indemnitee against Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged to be liable to the Company or if applicable law prohibits such indemnification; provided, however, that if applicable law so permits, indemnification against Expenses shall nevertheless be made by the Company in such event if and to the extent that the court in which such Proceeding shall have been brought or is pending determines that in view of all the circumstances, the Indemnitee is reasonably and fairly entitled to such indemnification as such court deems proper.

5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

(a) To the extent that the Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the Indemnitee is not wholly successful in the defense of any Proceeding but is successful, on the merits or otherwise, as to one or more but less than all of the claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each such claim, issue or matter as to which the Indemnitee is successful, on the merits or otherwise. For purposes of this Section 5(a), the term “successful, on the merits or otherwise,” shall include, but shall not be limited to, (i) the termination of any claim, issue or matter in a Proceeding by withdrawal or dismissal, with or without prejudice, (ii) the termination of any claim, issue or matter in a Proceeding by any other means without any express finding of liability or guilt against the Indemnitee, with or without prejudice, (iii) the expiration of 120 days after the making of a claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement or (iv) the settlement of any claim, issue or matter in a Proceeding pursuant to which the Indemnitee pays less than $100,000. The provisions of this Section 5(a) are subject to Section 5(b) below.

(b) In no event shall the Indemnitee be entitled to indemnification under Section 5(a) above with respect to a claim, issue or matter to the extent (i) applicable law prohibits such indemnification, or (ii) an admission is made by the Indemnitee in writing to the Company or in such Proceeding or a final, nonappealable determination is made in such Proceeding that the standard of conduct required for indemnification under this Agreement has not been met with respect to such claim, issue or matter.

6. Indemnification for Expenses as a Witness. Notwithstanding any provisions herein to the contrary, to the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.

7. Advancement of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding described herein within 10 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after the final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by or on behalf of the Indemnitee. The Indemnitee hereby expressly undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a final, non-appealable adjudication or arbitration decision that the Indemnitee is not entitled to be indemnified against such Expenses. All amounts advanced to the Indemnitee by the Company pursuant to this Section 7 shall be without interest. The Company shall make all advances pursuant to this Section 7 without regard to the financial ability of the Indemnitee to make repayment, without bond or other security and without regard to the prospect of whether the Indemnitee may ultimately be found to be entitled to indemnification under the provisions of this Agreement. Any required reimbursement of Expenses by the Indemnitee shall be made by the Indemnitee to the Company within 10 days following the entry of the final, non-appealable adjudication or arbitration decision pursuant to which it is determined that the Indemnitee is not entitled to be indemnified against such Expenses.

8. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request therefor, along with such documentation and information as is reasonably available to the

Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(b) Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in the specific case: (i) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined); or (ii) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel (as hereinafter defined), as selected pursuant to Section 8(d), in a written opinion to the Board (which opinion may be a “more likely than not” opinion), a copy of which shall be delivered to the Indemnitee. If it is so determined that the Indemnitee is entitled to indemnification, the Company shall make payment to the Indemnitee within 10 days after such determination. The Indemnitee shall cooperate with the Person or Persons making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such Person or Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Subject to the provisions of Section 10 hereof, any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the Person or Persons making such determination shall be borne by the Company, and the Company hereby agrees to indemnify and hold the Indemnitee harmless therefrom.

(c) Notwithstanding the foregoing, if a Change of Control has occurred, the Indemnitee may require a determination with respect to the Indemnitee’s entitlement to indemnification to be made by Independent Counsel, as selected pursuant to Section 8(d), in a written opinion to the Board (which opinion may be a “more likely than not” opinion), a copy of which shall be delivered to the Indemnitee.

(d) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) or (c) hereof, the Independent Counsel shall be selected as provided in this Section 8(d). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board (including a vote of a majority of the Disinterested Directors if obtainable), and the Company shall give written notice to the Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and approved by the Company (which approval shall not be unreasonably withheld). If (i) an Independent Counsel is to make the determination of entitlement pursuant to Section 8(b) or (c) hereof, and (ii) within 20 days after submission by the Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected, either the Company or the Indemnitee may petition the appropriate court of the State (as hereafter defined) or other court of competent jurisdiction for the appointment as Independent Counsel of a Person selected by such court or by such other Person as such court shall designate. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) or (c) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 8(d), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 10(a)(iv) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

9. Presumptions and Effect of Certain Proceedings; Construction of Certain Phrases.

(a) In making a determination with respect to whether the Indemnitee is entitled to indemnification hereunder, the reviewing party making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement if the Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(b) Subject to the terms of Section 15 below, the termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

(c) For purposes of any determination of the Indemnitee’s entitlement to indemnification under this Agreement or otherwise, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal Proceeding, to have also had no reasonable cause to believe his conduct was unlawful, if the Indemnitee’s action is based on the records or books of account of the Company or another enterprise, including financial statements, or on information supplied to the Indemnitee by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal or financial counsel for the Company or the Board (or any committee thereof) or for another enterprise or its board of directors (or any committee thereof), or on information or records given or reports made by an independent certified public accountant or by an appraiser or other expert selected by the Company or the Board (or any committee thereof) or by another enterprise or its board of directors (or any committee thereof). For purposes of this Section 9(c), the term “another enterprise” means any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this Section 9(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failure to act, of any other director, trustee, partner, managing member, fiduciary, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 9(c) are satisfied, it shall in any event be presumed that the Indemnitee has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal Proceeding, that he also had no reasonable cause to believe his conduct was unlawful. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(d) For purposes of this Agreement, references to “fines” shall include any excise taxes assessed on the Indemnitee with respect to an employee benefit plan; references to “serving at the request of the Company” shall include, but shall not be limited to, any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, the Indemnitee with respect to an employee benefit plan, its participants or its beneficiaries; and if the Indemnitee has acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, he shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as used in this Agreement. The provisions of this Section 9(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

10. Remedies of the Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 8 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) the determination of entitlement to indemnification is to be made by the Board pursuant to Section 8(b) of this Agreement and such determination shall not have been made and delivered to the Indemnitee in writing within twenty (20) days after receipt by the Company of the request for indemnification, (iv) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) or (c) of this Agreement and such determination shall not have been made in a written opinion to the Board and a copy delivered to the Indemnitee within forty-five (45) days after receipt by the Company of the request for indemnification, (v) payment of indemnification is not made pursuant to Section 6 of this Agreement within 10 days after receipt by the Company of a written request therefor or (vi) payment of indemnification is not made within 10 days after a determination has been made that the Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 8 or 9 of this Agreement, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of his entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at his sole option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such Proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which the Indemnitee first has the right to commence such Proceeding pursuant to this Section 10(a); provided, however, that the foregoing clause shall not apply in respect of a Proceeding brought by the Indemnitee to enforce his rights under Section 5 of this Agreement.

(b) In the event that a determination is made pursuant to Section 8 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial or a de novo arbitration (as applicable) on the merits, and the Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 10, the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification, and the Company shall be precluded from referring to or offering into evidence a determination made pursuant to Section 8 of this Agreement that is adverse to the Indemnitee’s right to indemnification. If the Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 10, the Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 7 until a final determination is made with respect to the Indemnitee’s entitlement to indemnification (as to which rights of appeal have been exhausted or lapsed).

(c) If a determination is made or deemed to have been made pursuant to Section 8 or 9 of this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by the Indemnitee of a material fact, or an omission by the Indemnitee of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(e) In the event that the Indemnitee, pursuant to this Section 10, seeks a judicial adjudication or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration, unless the court or arbitrator determines that each of the Indemnitee’s claims in such Proceeding were made in bad faith or were frivolous. In the event that a Proceeding is commenced by or in the right of the Company against the Indemnitee to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such Proceeding (including with respect to any counter-claims or cross-claims made by the Indemnitee against the Company in such Proceeding), unless the court or arbitrator determines that each of the Indemnitee’s material defenses in such Proceeding were made in bad faith or were frivolous.

(f) Any judicial adjudication or arbitration determined under this Section 10 shall be final and binding on the parties.

11. Defense of Certain Proceedings. In the event the Company shall be obligated under this Agreement to pay Expenses incurred in connection with any Proceeding against the Indemnitee in which the Company is a co-defendant with the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Indemnitee shall nevertheless be entitled to employ or continue to employ his own counsel in such Proceeding. Employment of such counsel by the Indemnitee shall be at the cost and expense of the Company unless and until the Company shall have demonstrated to the reasonable satisfaction of the Indemnitee and the Indemnitee’s counsel that there is complete identity of issues and defenses and no conflict of interest between the Company and the Indemnitee in such Proceeding, after which time further employment of such counsel by the Indemnitee shall be at the cost and expense of the Indemnitee. In all events, if the Company shall not, in fact, have timely employed counsel to assume the defense of such Proceeding, then the fees and Expenses of the Indemnitee’s counsel shall be at the cost and expense of the Company.

12. Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by the Indemnitee against:

(a) the Company, except for (i) any claim or Proceeding in respect of this Agreement and/or the Indemnitee’s rights hereunder, (ii) any claim or Proceeding to establish or enforce a right to indemnification under any statute or law and (iii) any counter-claim or cross-claim brought or made by him against the Company in any Proceeding brought by or in the right of the Company against him; or

(b) any other Person, except for Proceedings or claims approved by the Board.

13. Contribution.

(a) If, with respect to any Proceeding, the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to the Indemnitee for any reason other than that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to a criminal Proceeding, that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Company shall contribute to the amount of Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein in such proportion as is appropriate to reflect the relative benefits received by the Indemnitee and the relative fault of the Indemnitee versus the other defendants or participants in connection with the action or inaction which resulted in such Expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equitable considerations.

(b) The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 13(a) above.

(c) No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

14. Officer and Director Liability Insurance.

(a) The Company shall use commercially reasonable efforts to obtain and maintain in effect during the entire period for which the Company is obligated to indemnify the Indemnitee under this Agreement, one or more policies of insurance with reputable insurance companies to provide the directors and officers of the

Company with coverage for losses from wrongful acts and omissions and to ensure the Company’s performance of its indemnification obligations under this Agreement. In all such insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that the Indemnitee is covered by such insurance maintained by a subsidiary or parent of the Company.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors or officers of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which the Indemnitee serves at the request of the Company, the Indemnitee shall be named as an insured under and shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for the most favorably insured director or officer under such policy or policies.

(c) In the event that the Company is a named insured under any policy or policies of insurance referenced in either Section 14(a) or (b) above, the Company hereby covenants and agrees that it will not settle any claims or Proceedings that may be covered by such policy or policies of insurance and in which the Indemnitee has or may incur Expenses, judgments, penalties, fines or amounts paid in settlement without the prior written consent of the Indemnitee (not to be unreasonably withheld).

15. Security. In the event the Indemnitee reasonably believes that the Company has insufficient insurance coverage to meet its obligations to the Indemnitee under this Agreement, and at the request of the Indemnitee, the Company shall provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank letter of credit, funded trust or other similar collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee, which consent may be granted or withheld at the Indemnitee’s sole and absolute discretion.

16. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld.

17. Duration of Agreement. This Agreement shall be unaffected by the termination of the Corporate Status of the Indemnitee and shall continue for so long as the Indemnitee may have any liability or potential liability by virtue of his Corporate Status, including, without limitation, the final termination of all pending Proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by the Indemnitee pursuant to Section 10 of this Agreement relating thereto, whether or not he is acting or serving in such capacity at the time any liability or Expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the successors of the Company (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company). Indemnification hereunder shall be a personal right, and the Company shall have no liability under this Agreement to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession, or by any other means, to the claim of any person to indemnification hereunder.

18. Remedies of the Company. The Company hereby covenants and agrees to submit any and all disputes relating to this Agreement that the parties are unable to resolve between themselves to binding arbitration pursuant to the rules of the American Arbitration Association and waives all rights to judicial adjudication of any matter or dispute relating to this Agreement except where judicial adjudication is requested or required by the Indemnitee.

19. Covenant Not to Sue, Limitation of Actions and Release of Claims. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company (or any of its subsidiaries) against the

Indemnitee, his spouse, heirs, executors, personal representatives or administrators after the expiration of two (2) years from the date of the cause of action (or, in the event such cause of action is not readily discernable, two (2) years after discovery of such cause of action by the Company using reasonable diligence), and any claim or cause of action of the Company (or any of its subsidiaries) shall be extinguished and deemed released unless asserted by filing of a legal action within such two-year period; provided, however, that the foregoing shall not apply to any action or cause of action brought or asserted by the Company pursuant to or in respect of this Agreement and shall not constitute a waiver or release of any of the Company’s rights under this Agreement.

20. Limitation of Liability. Notwithstanding any other provision of this Agreement, neither party shall have any liability to the other for, and neither party shall be entitled to recover from the other, any consequential, special, punitive, multiple or exemplary damages as a result of a breach of this Agreement.

21. Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

22. No Multiple Recovery. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

23. Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, by contract or otherwise.

(b) “Authorized Representative” means (i) a director, officer, employee, agent or fiduciary of the Company or any Affiliate and (ii) a person serving at the request of the Company or any Affiliate as a director, officer, employee, fiduciary or other representative of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” shall mean a change in control of the Company occurring after the date of this Agreement of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement. Without limiting the foregoing, such a Change of Control shall be deemed to have occurred if, after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company.

(e) “Company” means Chaparral Energy, Inc., a Delaware corporation.

(f) “Corporate Status” describes the status of an individual who is or was an officer, director, employee or agent of the Company or any of the Company’s Affiliates, or is or was serving at the request of the Company or any of its Affiliates as an officer, director, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

(g) “Disinterested Director” means a director of the Company who is not and was not a party to, or otherwise involved in, the Proceeding for which indemnification is sought by the Indemnitee.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

(j) “Independent Counsel” means a law firm or a member of a law firm that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(k) “Person” means a natural person, firm, partnership, joint venture, association, corporation, company, limited liability company, trust, business trust, estate or other entity.

(l) “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative.

(m) “State” means the State of Oklahoma.

24. Non-Exclusivity. The Indemnitee’s rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Certificate, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise.

25. Remedies Not Exclusive. No right or remedy herein conferred upon the Indemnitee is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative of and in addition to the rights and remedies given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy of the Indemnitee hereunder or otherwise shall not be deemed an election of remedies on the part of the Indemnitee and shall not prevent the concurrent assertion or employment of any other right or remedy by the Indemnitee.

26. Changes in Law. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, expands or otherwise increases the right or ability of a Delaware corporation to indemnify a member of its board of directors or an officer, the Indemnitee shall, by this Agreement, enjoy the greater benefits so afforded by such change. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, narrows or otherwise reduces the right or ability of a Delaware corporation to indemnify a member of its board of directors or an officer, such change shall have no effect on this Agreement or any of the Indemnitee’s rights hereunder, except and only to the extent required by law.

27. Interpretation of Agreement. The Company and the Indemnitee acknowledge and agree that it is their intention that this Agreement be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

28. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

29. Governing Law; Jurisdiction and Venue; Specific Performance.

(a) The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) ANY “ACTION OR PROCEEDING” (AS SUCH TERM IS DEFINED BELOW) ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE FILED IN AND LITIGATED OR ARBITRATED SOLELY BEFORE THE COURTS LOCATED IN OR ARBITRATORS SITTING IN THE COUNTY IN THE STATE OF RESIDENCE OF THE INDEMNITEE, AND EACH PARTY TO THIS AGREEMENT: (i) GENERALLY AND UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND ARBITRATORS AND VENUE THEREIN, AND WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY DEFENSE OR OBJECTION TO SUCH JURISDICTION AND VENUE BASED UPON THE DOCTRINE OF “FORUM NON CONVENIENS;” AND (ii) GENERALLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY DELIVERY OF CERTIFIED OR REGISTERED MAILING OF THE SUMMONS AND COMPLAINT IN ACCORDANCE WITH THE NOTICE PROVISIONS OF THIS AGREEMENT. FOR PURPOSES OF THIS SECTION, THE TERM “ACTION OR PROCEEDING” IS DEFINED AS ANY AND ALL CLAIMS, SUITS, ACTIONS, HEARINGS, ARBITRATIONS OR OTHER SIMILAR PROCEEDINGS, INCLUDING APPEALS AND PETITIONS THEREFROM, WHETHER FORMAL OR INFORMAL, GOVERNMENTAL OR NON-GOVERNMENTAL, OR CIVIL OR CRIMINAL. THE FOREGOING CONSENT TO JURISDICTION SHALL NOT CONSTITUTE GENERAL CONSENT TO SERVICE OF PROCESS IN THE STATE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE, AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES TO THIS AGREEMENT.

(c) The Company acknowledges that the Indemnitee may, as a result of the Company’s breach of its covenants and obligations under this Agreement, sustain immediate and long-term substantial and irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Consequently, the Company agrees that the Indemnitee shall be entitled, in the event of the Company’s breach or threatened breach of its covenants and obligations hereunder, to obtain equitable relief from a court of competent jurisdiction, including enforcement of each provision of this Agreement by specific performance and/or temporary, preliminary and/or permanent injunctions enforcing any of the Indemnitee’s rights, requiring performance by the Company, or enjoining any breach by the Company, all without proof of any actual damages that have been or may be caused to the Indemnitee by such breach or threatened breach and without the posting of bond or other security in connection therewith. The Company waives the claim or defense therein that the Indemnitee has an adequate remedy at law, and the Company shall not allege or otherwise assert the legal position that any such remedy at law exists.

30. Nondisclosure of Payments. Except as expressly required by Federal securities laws, the Company shall not disclose any payments under this Agreement without the prior written consent of the Indemnitee (not to be unreasonably withheld). Any payments to the Indemnitee that must be disclosed shall, unless otherwise required by law, be described only in the Company proxy or information statements relating to special and/or annual meetings of the Company’s shareholders, and the Company shall afford the Indemnitee a reasonable opportunity to review all such disclosures and, if requested by the Indemnitee, to explain in such statement any mitigating circumstances regarding the events reported.

31. Notice by the Indemnitee. The Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

32. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and received for by the party to whom said notice or other communication shall have been directed, or (b) mailed by U.S. certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed: (i) if to the Company: Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, Attention: General Counsel; and (ii) if to any other party hereto, including the Indemnitee, to the address of such party set forth on the signature page hereof; or to such other address as may have been furnished by any party to the other(s), in accordance with this Section 31.

33. Modification and Waiver. No supplement, modification or amendment of this Agreement or any provision hereof shall limit or restrict in any way any right of the Indemnitee under this Agreement with respect to any action taken or omitted by the Indemnitee in his Corporate Status prior to such supplement, modification or amendment. No supplement, modification or amendment of this Agreement or any provision hereof shall be binding unless executed in writing by both of the Company and the Indemnitee. No waiver of any provision of this Agreement shall be deemed or shall constitute a wavier of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

34. Headings. The headings of the Sections or paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

35. Gender. Use of the masculine pronoun in this Agreement shall be deemed to include usage of the feminine pronoun where appropriate.

36. Identical Counterparts. This Agreement may be executed in one or more counterparts (whether by original, photocopy or facsimile signature), each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart executed by the party against whom enforcement is sought must be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

ATTEST:	CHAPARRAL ENERGY, INC.
By:	By:
Name:	Name:
Title:	Title:

INDEMNITEE

[NAME]
c/o Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114

Exhibit H

AMENDED AND RESTATED

BYLAWS

OF

CHAPARRAL ENERGY, INC.

(AS OF                     , 2009)

PREAMBLE

These Amended and Restated Bylaws (“Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”, such term to include the resolutions of the Board of Directors of the Corporation creating any series of preferred stock, par value $0.0001 per share, of the Corporation). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL and the Certificate of Incorporation, as the case may be, will be controlling.

12.

Offices and Records

a. Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

b. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

c. Books and Records. The books and records of the Corporation may be kept at the Corporation’s principal office in Oklahoma City, Oklahoma or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

13.

Meetings of Stockholders

a. Annual Meetings. An annual meeting of the Corporation’s stockholders (the “Stockholders”) shall be held each calendar year for the purposes of (i) electing directors as provided in Article III and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date (no later than 13 months after the date of the last annual meeting of Stockholders) and at such time as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

b. Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be fixed at any time by the Chairman of the Board (if any) or the Chief Executive Officer and shall be called by the Secretary within ten (10) days after the written request, or by resolution adopted by the affirmative vote, of a majority of the total number of directors then in office, which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. Except as provided by applicable law, these Bylaws or the Certificate of Incorporation, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

c. Place of Meetings. The Board of Directors may designate the place of meeting (either within or without the State of Delaware) for any meeting of Stockholders. If no designation is made by the Board of Directors, the place of meeting shall be held at the principal executive office of the Corporation. In addition, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by these Bylaws.

d. Notice of Meetings.

i. Written notice of each meeting of Stockholders shall be delivered to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place, if any, date and time of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) be given not less than 10 nor more than 60 days before the date of the meeting.

ii. Each notice of a meeting of Stockholders shall be given as provided in Section 9.1, except that if no address appears on the Corporation’s books or stock transfer records with respect to any Stockholder, notice to such Stockholder shall be deemed to have been given if sent by first-class mail or telecommunication to the Corporation’s principal executive office or if published at least once in a newspaper of general circulation in the county where such principal executive office is located.

iii. If any notice addressed to a Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice.

iv. Any previously scheduled meeting of the Stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting.

e. Voting List. At least 10 days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his address and the number of shares registered in his name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the list is made available on an electronic network, then the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to held at a place, the list shall be produced and kept at the time of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonable accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this Section 2.5 or to vote in person or by proxy at any meeting of Stockholders and the number of shares held by them.

f. Quorum and Adjournment. The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the Stockholders may continue to transact business until adjournment, provided that any action taken

(other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or, if no Stockholder entitled to vote is present at such meeting, any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present. Notwithstanding anything in these Bylaws to the contrary, the chairman of any meeting of Stockholders shall have the right, acting in his sole discretion, to adjourn such meeting from time to time.

g. Adjourned Meetings. When a meeting of Stockholders is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting at which a quorum shall be present in person or by proxy, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.

h. Voting.

i. Election of directors at all meetings of Stockholders shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can determined that electronic transmission was authorized by the Stockholder or proxy holder. Except as otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote on the subject matter. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) no Stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.

ii. Shares standing in the name of another corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor, personal representative or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardianship, conservatorship or trust may be voted by the appropriate fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his proxy) may represent the stock and vote thereon.

iii. If shares or other securities having voting power stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(1) if only one votes, his act binds all;

(2) if more than one votes, the act of the majority so voting binds all; and

(3) if more than one votes but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately or any person voting the shares, or a beneficiary, (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

i. Proxies

i. At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.

ii. A proxy shall be deemed signed if the Stockholder’s name is placed on the proxy (whether by manual signature, telegraphic transmission or otherwise) by the Stockholder or his attorney-in-fact. In the event any proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting (or, if only one shall be present, then that one) shall have and may exercise all the powers conferred by the proxy upon all the persons so designated unless the proxy shall otherwise provide.

iii. Except as otherwise provided by applicable law, by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.

j. Record Date. For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof) or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than 10 days prior to the date of such meeting nor more than 60 days prior to any other action. If no record date is fixed, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

k. Conduct of Meetings; Agenda

i. Meetings of the Stockholders shall be presided over by the officer of the Corporation whose duties under these Bylaws require him to do so; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, such meeting shall be presided over by a chairman to be chosen by a majority of the voting power of the shares entitled to vote at the meeting who are present in person or by proxy. At each meeting of Stockholders, the officer of the Corporation whose duties under these Bylaws require him to do so shall act as secretary of the meeting; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, the chairman of such meeting shall appoint a secretary. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.

ii. The Board of Directors may, in advance of any meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

l. Inspectors of Election; Opening and Closing of Polls.

i. Before any meeting of Stockholders, the Board of Directors may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint a substitute inspector. If no inspectors are appointed by the Board of Directors, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.

ii. Inspectors may include individuals who serve the Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.

iii. The inspectors shall (i) determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.

iv. The chairman of the meeting may, and if required by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.

m. Procedures for Bringing Business before Annual Meetings.

i. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of Stockholders except in accordance with the procedures hereinafter set forth in this Section 2.13; provided, however, that nothing in this Section 2.13 shall be deemed to preclude discussion by any Stockholder of any business properly brought before any annual meeting of Stockholders in accordance with such procedures.

ii. At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than business relating to any nomination of directors, which is governed by Section 3.6) must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the chairman of the meeting or Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a Stockholder of record entitled to vote in the election of directors generally, in compliance with the provisions of this Section 2.13 and a proper subject to be brought before such meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder (other than business relating to any nomination of directors, which is governed by Section 3.6), the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any Stockholder’s notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary of the Corporation for the meeting as originally noticed. In no event shall the public disclosure of an adjournment of an annual meeting of Stockholders constitute a new time period for the giving of a Stockholder’s notice as described above.

iii. Each notice given by a Stockholder as contemplated by paragraph (b) above other than a proposed nomination of any person for election or reelection as a director (which is addressed in Section 3.6) shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the annual meeting; (ii) any material interest of the Stockholder in such business; (iii) the name, principal occupation and record address of the Stockholder; (iv) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder; (v) the dates upon which the Stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership; and (vi) such other matters as may be required by the Certificate of Incorporation.

iv. The foregoing right of a Stockholder to propose business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation. Nothing in this Section 2.13 shall entitle any Stockholder to propose business for consideration at any special meeting of Stockholders.

v. The chairman of any meeting of Stockholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

vi. Notwithstanding any other provision of these Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.

vii. Nothing in this Section 2.13 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

viii. Reference is made to Section 3.6 for procedures relating to the nomination of any person for election or reelection as a director of the Corporation.

14.

Board of Directors — Powers, Number, Nominations,

Resignations, Removal, Vacancies and Compensation

a. Management. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

b. Number. The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) nor more than thirteen (13) directors, subject, however, to increases above thirteen (13) members as may be required in order to permit the holders of any series of preferred stock issued by the Corporation to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed thirteen (13) without the affirmative vote of 66-2/3% of the members of the entire Board of Directors.

c. Qualification. A director need not be a Stockholder or a resident of the State of Delaware. Each director must have attained twenty-one (21) years of age.

d. Classes of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

e. Election; Term of Office.

i. Subject to the Certificate of Incorporation and Sections 3.9 and 3.10 of these Bylaws, each director elected at an annual meeting of Stockholders to succeed a director whose term is expiring shall hold office until the third annual meeting of Stockholders after his election or until his successor is elected and qualified or until his earlier death, resignation or removal; provided, however, the term of office of directors initially appointed to Class I shall expire at the annual meeting of Stockholders in 2009, the term of office of directors initially appointed to Class II shall expire at the annual meeting of Stockholders in 2010 and the term of office of directors initially appointed to Class III shall expire at the annual meeting of Stockholders in 2011. Notwithstanding anything in these Bylaws to the contrary, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting, separately by class or series, to elect directors at an annual meeting or the election, term or office, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation applicable thereto.

ii. Directors shall be elected by Stockholders only at annual meetings of Stockholders, except that if any such annual meeting is not held or if any director to be elected thereat is not elected, such director may be elected at any special meeting of Stockholders held for that purpose.

iii. No decrease in the number of directors constituting the number of directors then in office shall have the effect of shortening the term of any incumbent director.

h. Nominations

i. Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.6 shall be eligible for election as directors of the Corporation.

ii. Nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting who satisfies the eligibility requirements (if any) set forth in the Certificate of Incorporation and who complies with the notice procedures set forth in this Section 3.6 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the notice of such meeting, includes the election of directors. Nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder’s notice given in the context of an annual meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. To be timely, a Stockholder’s notice given in the context of a special meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not earlier than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. For purposes of the foregoing, “public announcement” means the disclosure in a press release reported by the PR Newswire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

iii. Each notice given by a Stockholder as contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of Incorporation:

(1) as to each person whom the Stockholder proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person’s age, principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

(2) as to the Stockholder giving the notice, (A) his name and address, as they appear on the Corporation’s books, (B) his principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by him and (D) the dates upon which he acquired such shares of stock and documentary support for any claims of beneficial ownership; and

(3) a description of all arrangements or understandings between the Stockholder giving the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Stockholder.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder’s notice of nomination which pertains to the nominee.

iv. The foregoing right of a Stockholder to nominate a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

v. Nothing in this Section 3.6 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

vi. The chairman of a meeting of Stockholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.6 and, if any nomination is not in compliance with this Section 3.6, to declare that such defective nomination shall be disregarded.

i. Resignations. Any director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, excluding those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

j. Removal. No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding Voting Stock, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66 2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of preferred stock are entitled to elect one or more directors by the Certificate of Incorporation, the holders of such class or series may remove such director(s) with or without cause before the expiration of his term of office by the affirmative vote of holders of not less than a majority of all outstanding shares of such class or series of preferred stock.

k. Vacancies.

i. In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy may be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

ii. Any newly created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies may be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

iii. Except as expressly provided in these Bylaws or the Certificate of Incorporation or as otherwise provided by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly created directorships.

iv. If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director, to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board of Directors or (ii) the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.

l. Subject to Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.

m. Compensation. The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending such meetings.

15.

Board of Directors — Meetings and Actions

a. Place of Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

b. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. Except as otherwise provided by applicable law, any business may be transacted at any regular meeting of the Board of Directors.

c. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours’ notice to each director, specifying the time, place and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting.

d. Quorum; Voting.

i. At all meetings of the Board of Directors, a majority of the total number of directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time (without notice other than announcement at the meeting) until a quorum shall be present.

A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.

ii. The act of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

e. Conduct of Meetings. At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

f. Presumption of Assent. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to any director who voted in favor of such action.

g. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

h. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

16.

Committees of the Board of Directors

a. Executive Committee.

i. The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to Section 5.12, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of a majority of the number of directors then in office. None of the members of the Executive Committee need be an officer of the Corporation.

ii. Meetings of the Executive Committee may be called at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day’s notice to each member given verbally or in writing, which notice shall specify the time, place and purpose of the meeting.

b. Other Committees. The Board of Directors may, by resolution adopted by a majority of the number of directors then in office, establish additional standing or special committees of the Board of Directors, each of which shall consist of two or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.12, shall have such powers and functions as may be delegated to it by the Board of Directors to the fullest extent permitted by Section 141(c)(2) of the DGCL. No member of any such additional committee need be an officer of the Corporation. The committees may include an audit committee, a compensation committee and a nominating and corporate governance committee meeting the requirements of applicable law or the applicable listing standards of any securities exchange on which securities of the Corporation are then listed or included for quotation, including any transition rules that may apply.

c. Subcommittees. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

d. Term . Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his death, (ii) the expiration of his term as a director, (iii) his resignation as a member of such committee or as a director and (iv) his removal as a member of such committee or as a director.

e. Committee Changes; Removal. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors except those committees required under the rules of the Securities and Exchange Commission and any securities exchange on which securities of the Corporation are then listed or included for quotation, if applicable; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the number of directors then in office.

f. Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

g. Rules and Procedures.

i. The Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the number of directors then in office. If a chairman is not so designated for any committee, the members thereof shall designate a chairman.

ii. Each committee shall adopt its own rules (not inconsistent with these Bylaws or with any specific direction as to the conduct of its affairs as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.

iii. If a committee is comprised of an odd number of members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, these Bylaws or the committee’s rules as adopted in Section 5.7(b).

iv. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

v. Unless otherwise provided by these Bylaws or by the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.

h. Presumption of Assent. A member of a committee of the Board of Directors who is present at a meeting of such committee at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

i. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

j. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

k. Resignations. Any committee member may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

l. Limitations on Authority. Unless otherwise provided in the Certificate of Incorporation, no committee of the Board of Directors shall have the power or authority to (i) authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, (iii) recommend to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, (v) amend these Bylaws, (vi) declare a dividend or other distribution on, or authorize the issuance, purchase or redemption of, securities of the Corporation, (vii) elect any officer of the Corporation or (viii) approve any material transaction between the Corporation and one or more of its directors, officers or employees or between the Corporation and any corporation, partnership, association or other organization in which one or more of its directors, officers or employees are directors or officers or have a financial interest; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series.

17.

Officers

a. Number; Titles; Qualification; Term of Office.

i. The officers of the Corporation shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, an Executive Chairman of the Board and one or more Vice Presidents) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified or until his earlier death, resignation or removal. Any two or more offices may be held by the same person, but no officer shall execute any instrument in more than one capacity if such instrument is required by law or any act of the Corporation to be executed or countersigned by two or more officers. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer (other than the Executive Chairman of the Board, if any) need be a director.

ii. The Board of Directors may delegate to the Executive Chairman of the Board (if any) and/or the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

b. Election. At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation.

c. Removal. Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) the Executive Chairman of the Board (if any) and the Chief Executive Officer may be removed only by the affirmative vote of a majority of the number of directors then in office and (ii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.

d. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Executive Chairman of the Board (if any) or the Chief Executive Officer. Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

e. Vacancies. If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.

f. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

g. Executive Chairman of the Board. The Executive Chairman of the Board (if any) shall have all powers and shall perform all duties incident to the office of Chairman of the Board and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Board of Directors may designate the Executive Chairman of the Board as an executive officer of the Corporation. The Executive Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and of the Stockholders. During the time of any vacancy in the office of Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the Executive Chairman of the Board shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.7 for the exercise by the Chairman of the Board of the powers of the Chief Executive Officer. The Executive Chairman of the Board shall consult with the Chief Executive Officer on a regular basis on all material matters of the Corporation.

h. Chief Executive Officer.

i. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation. The Chief Executive Officer shall consult with the Executive Chairman of the Board on a regular basis on all material matters of the Corporation.

ii. During the time of any vacancy in the office of the Executive Chairman of the Board or in the event of the absence or disability of the Executive Chairman of the Board, the Chief Executive Officer shall have the duties and powers of the Executive Chairman of the Board unless otherwise determined by the Board of Directors. During the time of any vacancy in the office of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.8 for the exercise by the Chief Executive Officer of the powers of the Chairman of the Board or the President.

i. Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the financial affairs of the Corporation with all such powers as may be reasonably incident to such responsibilities, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He shall have the general powers and duties of management usually vested in the chief financial officer of a corporation. The Chief Financial Officer shall report to the Chief Executive Officer and shall also consult with the Executive Chairman of the Board on a regular basis on all material matters of the Corporation.

j. President.

i. The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. He shall have the general powers and duties of management usually vested in the chief operating officer of a corporation and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.

ii. During the time of any vacancy in the offices of the Executive Chairman of the Board and Chief Executive Officer or in the event of the absence or disability of the Executive Chairman of the Board and the Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.9 for the exercise by the President of the powers the Chief Executive Officer.

k. Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the President, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

l. Treasurer. The Treasurer shall (i) have custody of the Corporation’s funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

m. Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.

n. Secretary.

i. The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof.

ii. The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

iii. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer, the President or these Bylaws.

iv. The Secretary may affix the seal of the Corporation, if one be adopted, to contracts of the Corporation.

o. Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.

18.

Stock

a. Capital Stock; Share Certificates. The shares of the Corporation’s capital stock may be certified or uncertified, as provided under the laws of the State of Delaware. Except as otherwise provided by law, and subject to Section 7.3, the rights and obligations of Stockholders are identical whether or not their shares are represented by certificates. Each Stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation. If certified, certificates for shares of stock of the

Corporation shall be in such form as shall be approved by the Board of Directors, except that a certificate shall not be in bearer form. The certificates shall be signed (i) by the Chairman of the Board (if any), the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.

b. Signatures on Certificates. Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

c. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.

d. Lost, Stolen or Destroyed Certificates. The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

e. Registration and Transfer of Shares. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares. The capital stock of the Corporation shall be transferable only on the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefore duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.

f. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

g. Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may (i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

h. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

i. Authority upon Liquidation or Dissolution. Subject to applicable law and the provisions of the Certificate of Incorporation, any vote or votes authorizing liquidation of the Corporation or proceeding for its dissolution may provide, subject to (i) any agreements among and between Stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stock, for the distribution pro rata among the Stockholders of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide, or authorize the Board of Directors of the Corporation to divide, such assets or any part thereof among the Stockholders in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

19.

Indemnification

a. Third Party Actions. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify any person who is a present or former director or officer of the Corporation and who is made a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

b. Actions By or in the Right of the Corporation. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify any person who is a present or former director or officer of the Corporation and who is made a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

c. Determination. Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2, as applicable. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee if designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Stockholders.

d. Expenses. Expenses incurred by a director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

e. Non-exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of Stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.

f. Enforceability. The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws,

(A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.

g. Insurance. The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

h. Survival. The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.

i. Amendment. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

j. Definitions. For purposes of this Article VIII, (i) other than Section 8.8, reference to any person shall include the estate, executors, personal representatives, administrators, heirs, legatees and devisees of such person, (ii) “employee benefit plan” and “fiduciary” shall be deemed to include, but not be limited to, the meaning set forth, respectively, in sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

20.

Notices and Waivers

a. Methods of Giving Notices. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such Stockholder, director or committee member at his address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law (including, but not limited to, overnight courier service or “electronic transmission” as defined under and in accordance with Section 232 of the DGCL). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder, director or committee member has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the Stockholder, director or committee member has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the Stockholder, director or committee member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the Stockholder, director or committee member.

b. Waiver of Notice. Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

21.

Miscellaneous Provisions

a. Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation’s capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

b. Reserves. There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.

c. Signatory Authority on Accounts. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.

d. Corporate Contracts and Instruments. Subject always to the specific directions of the Board of Directors, the Chairman of the Board (if any), the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Chairman of the Board (if any) or the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

e. Attestation. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

f. Securities of Other Corporations. Subject always to the specific directions of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

g. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31, unless otherwise fixed by the Board of Directors.

h. Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

i. Invalid Provisions. If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

j. Headings. The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.

k. References/Gender/Number. Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.

l. Amendments. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors then in office; provided, however, that no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66 2/3% of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.8.